Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

among:

Instructure, Inc.

a Delaware corporation;

Slick Rock Panda, Inc.

a Delaware corporation;

MasteryConnect, Inc.

A Delaware corporation;

and

SHAREHOLDER REPRESENTATIVE SERVICES LLC

as Stockholders’ Agent

Dated as of April 1, 2019

Page

1.	The Merger and Related Transactions		1
	1.1	Merger	1
	1.2	Effective Time	1
	1.3	Effects of the Merger	2
	1.4	Certificate of Incorporation; By-laws	2
	1.5	Name of Surviving Corporation	2
	1.6	Directors and Officers	2
	1.7	Effect of Merger on Company Stock	2
	1.8	Company Stock Options and Company Warrants; Transaction Payments	3
	1.9	Dissenting Shares	5
	1.10	Payment and Exchange Mechanics.	5
	1.11	Escrow	6
	1.12	Closing Deliverables.	7
	1.13	Closing Payment Certificate; Closing Date Payments.	9
	1.14	Reserved	9
	1.15	Consideration Spreadsheet.	9
2.	Representations and Warranties of the Company		10
	2.1	Due Organization; Subsidiaries; Etc	10
	2.2	Charter Documents	11
	2.3	Capitalization	11
	2.4	Financial Statements and Related Information	12
	2.5	Liabilities	13
	2.6	Absence of Changes	13
	2.7	Title to Assets	15
	2.8	Bank Accounts	15
	2.9	Equipment; Real Property	15
	2.10	Intellectual Property	16
	2.11	Contracts	21
	2.12	Compliance with Legal Requirements	24
	2.13	Tax Matters	24

i.

(Continued)

Page

	2.14	Employee and Labor Matters; Benefit Plans	26
	2.15	Environmental Matters	29
	2.16	Insurance	29
	2.17	Related Party Transactions	29
	2.18	Legal Proceedings; Orders	29
	2.19	Authority	30
	2.20	Export Control Laws	30
	2.21	Non-Contravention; Consents	30
	2.22	Brokers	31
	2.23	Products Liability	31
	2.24	Anti-Corruption	31
	2.25	Full Disclosure	31
3.	Representations and Warranties of Purchaser and Merger Sub		31
	3.1	Due Organization	32
	3.2	Non-Contravention; Consents	32
	3.3	Authority; Binding Nature of Agreement	32
	3.4	Legal Proceedings	32
	3.5	Brokers	32
	3.6	Purchaser Common Stock	32
4.	Certain Covenants of the Parties		33
	4.1	Conduct of Business of the Company	33
	4.2	Access to Information; Confidentiality.	35
	4.3	No Solicitation of Other Bids.	35
	4.4	Stockholders Consent.	36
	4.5	Notice of Certain Events.	37
	4.6	Further Assurances.	37
	4.7	Public Announcements	38
	4.8	Company Employees; Post-Closing Benefits	38
	4.9	Indemnification of Officers and Directors.	38

ii.

(Continued)

Page

5.	Conditions to Closing		38
	5.1	Conditions to Obligations of All Parties	38
	5.2	Conditions to Obligations of Purchaser and Merger Sub	39
	5.3	Conditions to Obligations of the Company	40
6.	Indemnification, etc		41
	6.1	Survival of Representations	41
	6.2	Indemnification.	41
	6.3	Limitations	43
	6.4	No Contribution	44
	6.5	Reserved	44
	6.6	Defense of Third-Party Claims	44
	6.7	Claims Procedures	45
	6.8	Payment to Securityholders from the Escrow Fund.	46
	6.9	Treatment of Escrow Shares Distributed or Released from Escrow Fund	46
	6.10	No Duplication of Recovery	46
	6.11	Other Matters	47
7.	Tax Covenants		47
	7.1	Transfer Taxes	47
	7.2	Consolidated Group	47
	7.3	Tax Returns	47
	7.4	Straddle Period	48
	7.5	Elections	48
	7.6	Pre-Closing Tax Returns	48
	7.7	Overpayment	48
	7.8	Continuation of Business on Closing Date	48
	7.9	Contests	48
	7.10	Cooperation and Exchange of Information	49
	7.11	Survival	49
8.	Termination		49
	8.1	Termination	49
	8.2	Effect of Termination	50

iii.

(Continued)

Page

9.	Miscellaneous Provisions		50
	9.1	Stockholders’ Agent.	50
	9.2	Fees and Expenses	53
	9.3	Attorneys’ Fees	53
	9.4	Notices	53
	9.5	Headings	54
	9.6	Counterparts and Exchanges by Electronic Transmission or Facsimile	54
	9.7	Governing Law; Indemnification Claims	54
	9.8	Successors and Assigns	55
	9.9	Specific Performance	55
	9.10	Waiver	55
	9.11	Amendments	55
	9.12	Severability	56
	9.13	Parties in Interest	56
	9.14	Entire Agreement	56
	9.15	Disclosure Schedule	56
	9.16	Construction	56
	9.17	Waiver of Conflicts	56

iv.

LIST OF EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A	Certain Definitions
Exhibit B	Stockholder Agreement
Exhibit C	Form of Certificate of Merger
Exhibit D	Certificate of Incorporation of Merger Sub
Exhibit E	Bylaws of Merger Sub
Exhibit F	Letter of Transmittal
Exhibit G	Joinder Agreement
Exhibit H	Form of Resignation Letter
Exhibit I	Form of Offer Letter
Exhibit J	Form of Non-Competition Agreement
Exhibit K	Disclosure Schedule
Exhibit L-1	Surrender Agreement for Optionholders
Exhibit L-2	Surrender Agreement for Holders of Company Warrants

SCHEDULES

Schedule 1	Principal Stockholders
Schedule 1.12(a)	Consents
Schedule 1.13	Pay-Off Letters
Schedule A	Consideration Spreadsheet

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of April 1, 2019, by and among: Instructure, Inc., a Delaware corporation (“Purchaser”); Slick Rock Panda, Inc., a Delaware corporation and wholly owned subsidiary of Purchaser (“Merger Sub”); MasteryConnect, Inc., a Delaware corporation (“Company”); and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as Stockholders’ Agent. Capitalized terms used in this Agreement are defined or referenced in Exhibit A attached hereto.

Recitals

WHEREAS, the parties intend that Merger Sub be merged with and into Company, with Company surviving such merger on the terms and subject to the conditions set forth herein (the “Merger”).

WHEREAS, concurrently with the execution of this Agreement, and as a condition of the willingness of Purchaser to enter into this Agreement, the stockholders of the Company named on Schedule 1 hereto (the “Principal Stockholders”) are entering into the Stockholders Agreement in the form attached hereto as Exhibit B, pursuant to which such Principal Stockholders are agreeing, among other things, (i) to vote all shares of Company Stock that are beneficially owned by them in favor of the adoption of this Agreement and the approval of the Merger, and (ii) not to vote any shares of Company Stock in favor of any other acquisition (whether by way of merger, consolidation, share exchange, stock purchase or asset purchase) of all or a majority of the outstanding capital stock or assets of the Company.

Agreement

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	The Merger and Related Transactions

1.1Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (“DGCL”), at the Effective Time, (a) Merger Sub will merge with and into Company, and (b) the separate existence of Merger Sub will cease and Company will continue its corporate existence as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2Effective Time. The closing of the Merger (the “Closing”) will take place as soon as practicable (and, in any event, within ten (10) Business Days) after the satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Closing set forth in Article 5 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto (the “Closing Date”). The Closing shall take place at the offices of Purchaser at 6330 South 3000 East, Salt Lake City, Utah 84121. On the Closing Date, Company, Purchaser and Merger Sub shall cause a certificate of merger, in the form attached hereto as Exhibit C (the “Certificate of Merger”), to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL for the Merger to be effective. The Merger shall become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware (the effective time of the Merger being referred to herein as the “Effective Time”).

1.3Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

1.4Certificate of Incorporation; By-laws. At the Effective Time, (a) the certificate of incorporation of the Surviving Corporation shall be amended and restated to be the same as the certificate of incorporation of Merger Sub attached hereto as Exhibit D (except that the name of the corporation set forth therein shall be changed to the name specified in Section 1.5), until, subject to Section 4.9, thereafter amended in accordance with the terms thereof or as provided by applicable Legal Requirement and (b) the by-laws of the Surviving Corporation shall be amended and restated to be the same as the by-laws of Merger Sub attached hereto as Exhibit E (except that the name of the corporation set forth therein shall be changed to the name specified in Section 1.5), until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation or as provided by applicable Legal Requirement.

1.5Name of Surviving Corporation. From and after the Effective Time the name of the Surviving Corporation shall be “MasteryConnect, Inc.”.

1.6Directors and Officers. The directors and officers of Merger Sub, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

1.7Effect of Merger on Company Stock. At the Effective Time, as a result of the Merger and without any action on the part of Purchaser, Merger Sub, Company or any Securityholder:

(a)Cancellation of Certain Company Stock. Shares of Company Stock that are owned by Company (as treasury stock or otherwise) or any of its respective direct or indirect wholly owned subsidiaries shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b)Effect on Company Series C Preferred Stock. Subject to Section 1.11 and Section 9.1(c), each share of Company Series C Preferred Stock issued and outstanding immediately prior to the Effective Time (other than (i) the shares of Company Stock to be cancelled and retired in accordance with Section 1.7(a) and (ii) any Dissenting Shares) shall cease to be outstanding and shall be converted and exchanged for, at the Effective Time, the right to receive (in cash and Purchaser Common Stock, as set forth in the Consideration Spreadsheet): (A) the Per Share Series C Liquidation Payment, plus (B) the Closing Waterfall Per Share Amount.

(c)Effect on Company Series B Prime Preferred Stock and Company Series B-1 Prime Preferred Stock. Subject to Section 1.11 and Section 9.1(c), each share of Company Series B Prime Preferred Stock and Company Series B-1 Prime Preferred Stock issued and outstanding immediately prior to the Effective Time (other than (i) the shares of Company Stock to be cancelled and retired in accordance with Section 1.7(a) and (ii) any Dissenting Shares) shall cease to be outstanding and shall be converted and exchanged for, at the Effective Time, the right to receive (in cash and Purchaser Common Stock, as set forth in the Consideration Spreadsheet) the Per Share Series B Liquidation Payment or the Per Share Series B-1 Liquidation Payment, as applicable.

(d)Effect on Company Series A-1 Prime Preferred Stock. Subject to Section 1.11 and Section 9.1(c), each share of Company Series A-1 Prime Preferred Stock issued and outstanding immediately prior to the Effective Time (other than (i) the shares of Company Stock to be cancelled and retired in accordance with Section 1.7(a) and (ii) any Dissenting Shares) shall cease to be outstanding and shall be converted and exchanged for, at the Effective Time, the right to receive (in cash and Purchaser Common Stock, as set forth in the Consideration Spreadsheet) the Per Share Series A-1 Liquidation Payment.

(e)Effect on Company Series A Prime Preferred Stock. Subject to Section 1.11 and Section 9.1(c), each share of Company Series A Prime Preferred Stock issued and outstanding immediately prior to the Effective Time (other than (i) the shares of Company Stock to be cancelled and retired in accordance with Section 1.7(a) and (ii) any Dissenting Shares) shall cease to be outstanding and shall be converted and exchanged for, at the Effective Time, the right to receive (in cash and Purchaser Common Stock, as set forth in the Consideration Spreadsheet) the Per Share Series A Liquidation Payment.

(f)Effect on Company Series S-1 Prime Preferred Stock. Subject to Section 1.11 and Section 9.1(c), each share of Company Series S-1 Prime Preferred Stock issued and outstanding immediately prior to the Effective Time (other than (i) the shares of Company Stock to be cancelled and retired in accordance with Section 1.7(a) and (ii) any Dissenting Shares) shall cease to be outstanding and shall be converted and exchanged for, at the Effective Time, the right to receive (in cash and Purchaser Common Stock, as set forth in the Consideration Spreadsheet) the Per Share Series S-1 Liquidation Payment.

(g)Effect on Company Common Stock. Subject to Section 1.11 and Section 9.1(c), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) the shares of Company Stock to be cancelled and retired in accordance with Section 1.7(a) and (ii) any Dissenting Shares) shall cease to be outstanding and shall be converted and exchanged for, at the Effective Time, the right to receive (in cash and Purchaser Common Stock, as set forth in the Consideration Spreadsheet): the Closing Waterfall Per Share Amount.  Notwithstanding anything to the contrary in this Agreement, if any portion of the Merger Consideration is otherwise payable to any Securityholder who is not an “accredited investor” within the meaning of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act (any such Person, a “Non-Accredited Securityholder”), such Merger Consideration shall be paid to such Non-Accredited Securityholder in the form of cash only (and not shares of Purchaser Common Stock), and the number of shares of Purchaser Common Stock to be issued to the other recipients of Merger Consideration shall be correspondingly increased (with a corresponding reduction in the Net Closing Cash Participating Merger Consideration paid to such other recipients of Merger Consideration) on a pro rata basis.

(h)Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any shares of common stock shall continue to evidence ownership of such share of common stock of the Surviving Corporation.

1.8Company Stock Options and Company Warrants; Transaction Payments.

(a)Company Equity Awards

(i)Options. Subject to Section 1.11 and Section 9.1(c), effective as of the Effective Time, each Exercisable Option that is outstanding under the 2011 Equity Incentive Plan immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, by virtue of the Merger and without any action on the part of the holder thereof, converted into the right to receive, with respect to each share of Company Common Stock underlying such Exercisable Option, (in cash and/or Purchaser Common Stock, as applicable, as set forth in the Consideration Spreadsheet) the Closing

Waterfall Per Share Amount minus the per share exercise price of such Exercisable Option, subject to withholding as provided in Section 1.12; provided, however, that notwithstanding anything to the contrary herein, no portion of the Merger Consideration shall be payable to any holder of any such Exercisable Option unless and until such holder shall have executed and delivered to Purchaser a Surrender Agreement.  For purposes of clarification, if such Option is Non-Exercisable Option, such Non-Exercisable Option shall be cancelled as of the Effective Time without payment therefor and shall have no further force or effect.  Upon the conversion and/or cancellation of any Options pursuant to this Section 1.8(a)(i), such Options shall no longer represent the right to acquire any shares of Company Common Stock, but shall entitle the holder thereof to receive only the consideration payable in respect thereof pursuant to this Section 1.8(a)(i).

(ii)Promptly after the date hereof, the Company shall provide to (i) each holder of Options a letter describing the treatment of such Options pursuant to this Section 1.8.

(iii)Subject to Purchaser’s receipt from a holder of Employee Options of a Surrender Agreement, Purchaser shall pay as promptly as practicable after the later of (1) the Effective Time and (2) the date on which Purchaser receives from the applicable holder of Employee Options an executed Surrender Agreement (and in either case, within one payroll period following such date), to each holder of such Employee Options the portion of the Merger Consideration payable to such holder pursuant to this Section 1.8, subject to any applicable withholding as provided in Section 1.12, in accordance with the Consideration Spreadsheet.  Purchaser shall pay to each holder of Employee Options any amounts payable with respect to each Future Payment (subject to any applicable withholding as provided in Section 1.11) in accordance with Section 1.8(a) hereof.

(iv)The Company shall, prior to the Effective Time, take all actions reasonably necessary in connection with the treatment of Options contemplated by this Section 1.8, including obtaining the consent from each holder of any Options (unless such consent is not required under the terms of the applicable agreement, instrument or plan).  The Company shall also use commercially reasonable efforts prior to the Effective Time to obtain a Surrender Agreement, which shall be effective as of the Effective Time, duly executed by each holder of an Option.

(b)Company Warrants.

(i)Subject to Section 1.11 and Section 9.1(c), effective as of the Effective Time, each Exercisable Company Warrant that is then outstanding (but not to the extent it has theretofore been exercised) and is exercisable for shares of Company Preferred Stock shall be cancelled and shall be converted, in settlement and cancellation thereof, into the right to receive, with respect to each share of Company Preferred Stock underlying such Company Warrant, (in cash and Purchaser Common Stock, as set forth in the Consideration Spreadsheet) (A) the applicable Company Preferred Liquidation Payment, plus (B) such Company Warrant’s Closing Waterfall Per Share Amount, minus (C) the per share exercise price of such Company Warrant provided, however, that notwithstanding anything to the contrary herein, no portion of the Merger Consideration shall be payable to any holder of any such Exercisable Company Warrant unless and until such holder shall have executed and delivered to Purchaser a Surrender Agreement. Effective as of the Effective Time, each Company Warrant that is not an Exercisable Company Warrant shall be cancelled without the receipt of any consideration.

(ii)As soon as practicable following the execution of this Agreement, the Company shall provide to each holder of a Company Warrant a letter describing the treatment of such Company Warrant pursuant to this Section 1.8(b).  Prior to the date of this Agreement, the Board of Directors of the Company has adopted the necessary resolutions and taken such other actions as may be required to effect the treatment described in this Section 1.8(b) prior to the Effective Time.

1.9Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 1.7, shares of Company Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled in accordance with Section 1.7(a)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive a portion of the Merger Consideration or the other amounts contemplated by the Consideration Spreadsheet, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares shall be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Merger Consideration and the other amounts contemplated by the Consideration Spreadsheet, if any, to which such holder is entitled pursuant to Section 1.7(b), without interest thereon, upon delivery of a duly executed and completed Letter of Transmittal.

1.10Payment and Exchange Mechanics.

(a)Letter of Transmittal. As soon as commercially practicable, to the extent not previously delivered, Company shall mail or otherwise deliver to each Stockholder, a letter of transmittal in substantially the form attached hereto as Exhibit F (each, a “Letter of Transmittal”) and a joinder agreement in substantially the form attached hereto as Exhibit G (each, a “Joinder Agreement”), and to each holder of Options and Company Warrants, a Surrender Agreement, in each case to the mailing address or electronic mail address set forth opposite such holder’s name on the Consideration Spreadsheet. Following the Effective Time, upon (A) with respect to Stockholders, (x) proper surrender of a Company Stock Certificate for cancellation pursuant to the Letter of Transmittal and (y) delivery of a duly completed and executed Letter of Transmittal and Joinder Agreement and (B) with respect to Warrantholders and holders of Options, delivery of a duly completed and executed Surrender Agreement, the holder of such Company Stock Certificate, Company Warrant or Option, as applicable, shall be entitled to receive in exchange therefor, the consideration reflected on the Consideration Spreadsheet in accordance with Section 1.7 or Section 1.8, as applicable.  If payment in respect of any Company Stock Certificate is to be made to a Person other than the Person in whose name such Company Stock Certificate is registered, it shall be a condition of payment that the Company Stock Certificate so surrendered shall be transferable and be properly endorsed or shall otherwise be in proper form for transfer, that the signatures on such Company Stock Certificate or any related stock power shall be properly guaranteed and that the Person requesting such payment shall have established to the reasonable satisfaction of Purchaser and the Exchange Agent that any transfer and other Taxes required by reason of such payment to a Person other than the registered holder of such Company Stock Certificate have been paid or are not applicable. Until surrendered as contemplated by this Section 1.10(a), each Company Stock Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the applicable portion of the Merger Consideration and the applicable portion of any Future Payments that become payable pursuant to this Agreement in respect of such Company Stock Certificate.  Holders of Company Stock Certificate shall not be entitled to receive any portion of the Merger Consideration to which they would otherwise be entitled until such Company Stock Certificate are properly surrendered.

(b)Legend on Shares. The Merger Shares issuable in the Merger shall be issued in book-entry form and shall include the following legend (along with any other legends that may be required under applicable Legal Requirements):

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.”

In the event that any Merger Shares shall cease to be Restricted Shares, Purchaser shall, upon the written request of the holder thereof, reissue to such holder in book-entry form such shares of Purchaser Common Stock without the legend required by the foregoing.

(c)No Further Rights in the Company Stock. The applicable portion of the Merger Consideration paid or payable in respect of the surrender for exchange of shares of the Company Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares. If, after the Effective Time, certificates evidencing Company Capital Stock (“Company Stock Certificates”) are presented to Purchaser for any reason, they shall be canceled and exchanged as provided in this Section 1.10.

(d)Lost Certificates or Documentation. If any Company Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Stock Certificate to be lost, stolen or destroyed, Purchaser shall issue in exchange for such lost, stolen or destroyed Company Stock Certificate, the applicable portion of the Merger Consideration to which such Person is entitled pursuant to the provisions of Section 1.7(b).

(e)No Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of Purchaser Common Stock shall be issued in exchange for any Company Stock or Option or Company Warrant and no holder of any of the foregoing shall be entitled to receive a fractional share of Purchaser Common Stock. In the event that any holder of Company Stock, Option or Company Warrant would otherwise be entitled to receive a fractional share of Purchaser Common Stock (after aggregating all shares and fractional shares of Purchaser Common Stock issuable to such holder), then such holder shall be paid an amount in cash (without interest) determined by multiplying (i) the Purchaser Common Stock Price by (ii) the fraction of a share of Purchaser Common Stock to which such holder would otherwise be entitled. The parties acknowledge that payment of cash consideration in lieu of issuing fractional shares of Purchaser Common Stock was not separately bargained for consideration but represents merely a mechanical rounding off for purposes of simplifying the problems that would otherwise be caused by the issuance of fractional shares of Purchaser Common Stock.

1.11Escrow.

(a)  On the Closing Date, an amount of Merger Shares equal to the quotient of $3,208,500 divided by the Purchaser Common Stock Price (the “Escrow Shares”) shall be issued to the Securityholders and retained by Purchaser in an escrow fund for the purposes of satisfying any claims brought pursuant to Section 6, subject to Section 6.3, in accordance with the terms set forth in this Agreement (the “Escrow Fund”). Pursuant to the terms of this Agreement, the Escrow Fund (less any Retained Amount and the amount of any previously paid claims) will be released to the Securityholders in accordance with their Escrow Pro Rata Share twelve months following the Closing Date. The Escrow Shares issuable in the Merger shall include an endorsement typed or otherwise denoted conspicuously thereon of the following legend (along with any other legends that may be required under applicable Legal Requirements):

“THE SHARES REPRESENTED BY THIS BOOK ENTRY POSITION MAY NOT BE TRANSFERRED UNTIL THE END OF AN ESCROW PERIOD IN ACCORDANCE WITH THE TERMS OF AN

AGREEMENT BETWEEN THE COMPANY AND THE SHAREHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.”

In the event that any Escrow Shares shall cease to be Restricted Shares, Purchaser shall, upon the written request of the holder thereof, issue to such holder a new certificate representing such shares of Purchaser Common Stock without the legend required by the foregoing.

(b)Withholding. Purchaser, Merger Sub and Company, as applicable, will be entitled to deduct and withhold from the amounts payable pursuant to this Agreement to any Person, and to pay over to the applicable Governmental Body (or other applicable Person) such amounts as Purchaser, Merger Sub and Company, as applicable, are required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law or under any other applicable Legal Requirement; provided, however, that Purchaser shall use commercially reasonable efforts to consult with such Person prior to withholding any amounts payable hereunder and to cooperate with such Person to minimize or eliminate any such withholding. To the extent such amounts are so deducted or withheld and paid to the appropriate Governmental Body, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. To the extent that Purchaser is required to deduct and withhold any amounts in connection with any payments of Merger Shares, Purchaser shall, at its discretion, (a) be entitled to retain a portion of Merger Shares equal in value to such required deduction or (b) offset the amounts required to be deducted and withheld against cash payments required to be made by Purchaser to the recipient of the Merger Shares. Any amounts payable to Securityholders in cash that require employment Tax withholding shall be paid through Company’s payroll.

1.12Closing Deliverables.

(a)At or prior to the Closing Date, Company shall deliver to Purchaser the following:

(i)the Certificate of Merger executed by Company;

(ii)resignations of the directors and officers of Company in the form attached hereto as Exhibit H;

(iii)a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Company dated the Closing Date certifying that (A) attached thereto are true and complete copies of (1) all resolutions adopted by the Company Board authorizing the execution, delivery and performance of this Agreement and the Transactional Agreements to which Company is a party and the consummation of the transactions contemplated hereby and thereby and (2) resolutions of the Stockholders approving the Merger and adopting this Agreement, (B) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby as of the Closing Date, and (C) the names and signatures of the officers of Company authorized to sign this Agreement, the Transactional Agreements and the other documents to be delivered hereunder and thereunder (in each case to which Company is a party);

(iv)a good standing certificate (or its equivalent) from the secretary of state or similar Governmental Body of the jurisdiction under the Legal Requirements in which Company is organized;

(v)the Consideration Spreadsheet contemplated in Section 1.16; and attached hereto as Schedule A;

(vi)the Consents to assignment and approvals listed in Schedule 1.12(a);

(vii)the offer letters in the form attached hereto as Exhibit I executed by at least 80% of the employees of Company to whom Purchaser has made an offer of employment (the “Offer Letters”);

(viii)the non-competition agreements in the form attached hereto as Exhibit J executed by Michael A. Hewitt, Trenton Goble and Douglas Weber (the “Non-Competition Agreements”); and

(ix)a statement from Company validly executed by a duly authorized officer of Company that Company is not, and has not been at any time during the five (5) years preceding the date of such statement, a “United States real property holding corporation”, as defined in Section 897(c)(2) of the Code, such statement in form and substance reasonably satisfactory to Purchaser and conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h), and a notice of such statement to be delivered by Purchaser to the IRS on behalf of Company in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

(b)On the Closing Date, Purchaser shall deliver to the Company the following:

(i)the Certificate of Merger executed by Purchaser or Merger Sub, as applicable;

(ii)instructions by Purchaser to Exchange Agent to issue to the Securityholders their respective share of the Merger Consideration as set forth in the Consideration Spreadsheet;

(iii)a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Purchaser and Merger Sub certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors (or board of managers, as applicable) of Purchaser and Merger Sub authorizing the execution, delivery and performance of this Agreement and the Transactional Agreements and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(iv)a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Purchaser and Merger Sub certifying the names and signatures of the officers of Purchaser and Merger Sub authorized to sign this Agreement, the Transactional Agreements and the other documents to be delivered hereunder and thereunder;

(v)the Offer Letters executed by Purchaser;

(vi)the Transactional Agreements executed by Purchaser and Merger Sub, as applicable;

(vii)the Non-Competition Agreements executed by Purchaser; and

(viii)such other documents or instruments as Company and Stockholders’ Agent reasonably request and are reasonably necessary to consummate the transactions contemplated by this Agreement.

1.13Closing Payment Certificate; Closing Date Payments.

(a)No later than three (3) Business Days prior to the Closing Date, the Company shall deliver to Purchaser: (A) the Closing Payment Certificate; and (B) a pay-off letter in form and substance reasonably satisfactory to Purchaser duly executed by each Person set forth on Schedule 1.13 to whom any Indebtedness will remain unpaid or otherwise be owed as of immediately prior to the Effective Time by the Company, the Surviving Corporation or any subsidiary of the Company, which shall include a complete release of the Company, the Surviving Corporation and each subsidiary from all Encumbrances, liabilities and other obligations with respect to such Indebtedness, effective upon the discharge of such Indebtedness at the Closing.

(b)On the Closing Date, Purchaser shall make the following payments, in each case in the respective amounts set forth in the Closing Payment Certificate or the Consideration Spreadsheet:

(i)to the Exchange Agent, the Merger Consideration payable in shares of Purchaser Common Stock to the Securityholders (other than, in the case of the Exercisable Options, the Employee Options) as set forth in the Consideration Schedule;

(ii)to the holders of Employee Options, by wire transfer of immediately available funds and shares of Purchaser Common Stock, as applicable, the portion of the Merger Consideration payable to the holders of Employee Options; and

(iii)to each Person specified in the Closing Payment Certificate as a recipient of payments in respect of the Indebtedness or Company Transaction Expenses that remains unpaid as of immediately prior to the Effective Time, by wire transfer of immediately available funds, the amount payable to such Person as specified in the Closing Payment Certificate.

1.14Reserved.

1.15Consideration Spreadsheet.

(a) No later than three (3) Business Days prior to the Closing Date, Company shall prepare and deliver to Purchaser and attach as Schedule A hereto a spreadsheet (the “Consideration Spreadsheet”), certified by the Chief Executive Officer of Company, which shall set forth, as of the Closing Date and immediately prior to the Effective Time, the following:

(i)the names, addresses and email addresses (to the extent available) of all Stockholders and the number of shares of Company Stock held by each such Person;

(ii)the names, addresses and email addresses (to the extent available) of all Optionholders, together with the number of shares of Company Common Stock subject to Exercisable Options held by such Optionholders and the payments to be made to holders of the Exercisable Options;

(iii)the names, addresses and email addresses (to the extent available) of all Warrantholders, together with the number of shares of Company Stock subject to Company Warrants held by such Warrantholders;

(iv)a calculation of the Adjusted Fully Diluted Shares Outstanding;

(v)calculations of the Merger Consideration and the amount of the Merger Consideration payable to each Securityholder (before withholding Taxes, if any);

(vi)Closing Waterfall Per Share Amount;

(vii)a calculation of the Escrow Shares; and

(viii)each Securityholder’s Pro Rata Share as of the Closing (as a percentage interest) of the Escrow Fund.

(b)The parties agree that Purchaser, Merger Sub and Stockholders’ Agent shall be entitled to rely on the Consideration Spreadsheet in making payments under this Agreement and shall not be responsible for the calculations or the determinations regarding such calculations in such Consideration Spreadsheet.

2.	Representations and Warranties of the Company

Except as set forth in the Disclosure Schedule prepared pursuant to Section 9.15, Company represents and warrants to Purchaser that the statements contained in this Article 2 are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).

2.1Due Organization; Subsidiaries; Etc.

(a)Organization. Company and MasteryConnect B.V. have been duly incorporated, and are validly existing and in good standing (to the extent that the laws of the jurisdiction of their formation recognize the concept of good standing), under the laws of the jurisdiction of their incorporation. Company and MasteryConnect B.V. have full power and authority: (i) to conduct their business in the manner in which their business is currently being conducted and are presently proposed to be conducted; (ii) to own and use their assets in the manner in which their assets are currently owned and used and are presently proposed to be owned and used; and (iii) to perform their obligations under all Contracts to which they are a party or by which they are bound.

(b)Qualification. Company and MasteryConnect B.V. are qualified, licensed or admitted to do business as a foreign corporation, and are in good standing (to the extent that the applicable jurisdiction recognizes the concept of good standing), under the laws of all jurisdictions where the property owned, leased or operated by them or the nature of their business requires such qualification, license or admission and where the failure to be so qualified, licensed or admitted would have a Material Adverse Effect. Part 2.1(b) of the Disclosure Schedule accurately sets forth each jurisdiction where Company and MasteryConnect B.V. are qualified, licensed and admitted to do business.

(c)Directors and Officers. Part 2.1(c) of the Disclosure Schedule accurately sets forth: (i) the names of the members of the board of directors of Company; and (ii) the names and titles of the officers of Company.

(d)Subsidiaries. Except for MasteryConnect B.V., Company does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other Entity. Except for MasteryConnect B.V., Company has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Entity. Company has not agreed nor is it obligated to make any future investment in or capital contribution to any Entity.

(e)No Power of Attorney. Company has not granted to any Person any power of attorney in respect of it or any of its assets.

(f)No Dissolution. Neither Company nor any of its stockholders or Persons who previously were stockholders has ever approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of Company or the winding up or cessation of its business or affairs.

2.2Charter Documents. Company has made available to Purchaser accurate and complete copies of (a) its certificate of incorporation and bylaws, including all amendments thereto (the “Charter Documents”); and (b) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders, the board of directors and all committees of the board of directors of Company since its formation, which minutes or other records contain a complete summary of all meetings of directors and stockholders, and all actions taken thereat or by written consent, since its formation. All actions taken and all transactions entered into by Company have been duly approved by all necessary action of the board of directors and stockholders of Company as required by the Charter Documents or the laws of the jurisdiction of Company’s formation or incorporation. There has been no violation of any of the provisions of the Charter Documents, and Company has not taken any action that is inconsistent in any material respect with any resolution adopted by Company’s stockholders, board of directors or any committee of the board of directors. The stock records, minute books and other corporate records of Company are accurate and up-to-date and complete in all respects, and have been maintained in accordance with reasonable business practices and all applicable Legal Requirements.

2.3Capitalization.

(a)Outstanding Securities. The authorized capital stock of Company consists entirely of 202,912,606 shares. The total number of shares of Company Common Stock that Company has the authority to issue is 142,000,000, par value $0.001 per share, of which 13,742,958 shares are issued and outstanding as of the date of this Agreement. The total number of shares of Company Preferred Stock to Company has the authority to issue is 60,912,606, par value $0.001 per share, 4,463,262 shares of which are designated Company Series S-1 Prime Preferred Stock, of which 4,463,262 are issued and outstanding as of the date of this Agreement, 11,581,686 shares of which are designated Company Series A Prime Preferred Stock, of which 11,581,686 are issued and outstanding as of the date of this Agreement, 5,659,912 shares of which are designated Company Series A-1 Prime Preferred Stock, of which 5,594,574 are issued and outstanding as of the date of this Agreement, 17,475,327 shares of which are designated Company Series B Prime Preferred Stock, of which 17,387,327 are issued and outstanding as of the date of this Agreement, 4,065,370 shares of which are designated Company Series B-1 Prime Preferred Stock, of which 4,065,370 are issued and outstanding as of the date of this Agreement, and 17,667,049 shares of which are designated Company Series C Preferred Stock, of which 14,706,823 are issued and outstanding as of the date of this Agreement. There are no shares of Company Stock held in Company’s treasury. Company has never declared or paid any dividends on any shares of its capital stock. Schedule A sets forth the Consideration Spreadsheet, the names of the Stockholders and the class and number of shares of Company Stock owned of record by each of the Stockholders. All of the outstanding shares of Company Stock have been duly authorized and validly issued, and are fully paid and non-assessable. None of the outstanding shares of Company Stock are subject to any repurchase option, forfeiture provision, or restriction on transfer (other than restrictions on transfer imposed by virtue of applicable federal and state securities laws) except as set forth on Part 2.3(a) of the Disclosure Schedule. MasteryConnect B.V. is a wholly-owned subsidiary of the Company.

(b)Stock Options. Except as set forth in Schedule A, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other Contracts or commitments that could require Company to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Company.

(c)No Other Securities. Except as set forth in Schedule A there is no: (i) outstanding subscription, option, call, convertible note, warrant or right (whether or not currently exercisable) to acquire any shares of Company Stock or other securities of Company or any derivative of any of the foregoing; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of Company Stock (or cash based on the value of such shares) or other securities of Company or any derivative of any of the foregoing; (iii) Contract under which Company is or may become obligated to sell or otherwise issue any shares of Company Stock or any other securities, including any promise or commitment to grant any securities of Company to an employee of or other service provider to Company; or (iv) any condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of Company Stock or other securities of Company.

(d)Legal Issuance. All outstanding shares of Company Stock and all other securities that have ever been issued or granted by Company have been issued and granted in material compliance with: (i) all applicable securities laws and other applicable Legal Requirements; and (ii) all requirements set forth in all applicable Contracts. None of the outstanding shares of Company Stock were issued in violation of any preemptive rights or other rights to subscribe for or purchase securities of Company as required by the Charter Documents or any Legal Requirement.

(e)Repurchased Shares. The Company has not repurchased or redeemed any shares of capital stock of the Company.

2.4Financial Statements and Related Information.

(a)Delivery of Financial Statements. Part 2.4(a) of the Disclosure Schedule contains a true and correct copy of the following unaudited financial statements of Company (collectively the “Financial Statements”): compiled balance sheets as of December 31, 2018, December 31, 2017 and December 31, 2016; and statements of income for the calendar years ended December 31, 2018, December 31, 2017 and December 31, 2016.

(b)Fair Presentation. Except as set forth in Part 2.4(b) of the Disclosure Schedule, the Financial Statements are complete and accurate in all material respects and present fairly in all material respects the financial position of Company as of the respective dates thereof and the results of operations and cash flows of Company for the periods covered thereby.

(c)Internal Controls. The systems of internal accounting controls maintained by Company are sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements that are complete and accurate in all material respects and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(d)Accounts Receivable. Part 2.4(d) of the Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable of Company as of two (2) Business Days prior to the date of this Agreement (the “Scheduling Date”). Except as set forth in Part 2.4(d) of the Disclosure Schedule, all accounts receivable of Company as of the Scheduling Date (including those accounts that have not yet been collected): (i) represent valid obligations of customers of Company arising from bona fide transactions entered into in the ordinary course of business; and (ii) to the Knowledge of Company, are current and will be collected in full, without any counterclaim or set off, when due, net of an allowance for doubtful accounts not to exceed $55,000 in the aggregate.

(e)Prepaid Expenses. Part 2.4(e) of the Disclosure Schedule provides an accurate and complete breakdown of all prepaid expenses of Company as of the Scheduling Date. Except as set forth in Part 2.4(e) of the Disclosure Schedule, all prepaid expenses of Company as of the Scheduling Date: (i) represent valid prepaid expenses and deferred tax assets of Company arising from bona fide transactions entered into in the ordinary course of business; and (ii) are current and will be expended or used in full in the ordinary course of business, without any counterclaim or set off in accordance with applicable Legal Requirements.

(f)Top Customers and Distributors. Part 2.4(f) of the Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the revenues recognized from, the 20 customers and other Persons (including sales representatives, distributors, resellers and channel partners) from which Company recognized the most revenues in the twelve months ended December 31, 2018. As of the date of this Agreement, Company has not received any written notice or communication or other information, indicating that any customer or other Person identified in Part 2.4(f) of the Disclosure Schedule may cease dealing with Company or may otherwise reduce the volume of business transacted by such Person with Company below historical levels.

2.5Liabilities.

(a)No Liabilities. Company does not have any Liabilities except for: (i) Liabilities identified as such in the unaudited compiled balance sheet as of December 31, 2018 (the “Balance Sheet”); (ii) Liabilities that have been incurred by Company since December 31, 2018 in the ordinary course of business and consistent with Company’s past practices; (iii) the Liabilities identified in Part 2.5(a) of the Disclosure Schedule; (iv) Liabilities for performance of obligations of the Company apparent on the face of Contracts that have been made available to Purchaser; and (v) Liabilities incurred in connection with the transactions contemplated hereby. Company has never guaranteed payment or performance of the Liability of any other Person or pledged any of its assets to secure the Liability of another Person.

(b)Accounts Payable and Accrued Liabilities Part 2.5(b) of the Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts payable and accrued liabilities of Company as of the Scheduling Date. Except as set forth in Part 2.5(b) of the Disclosure Schedule, all accounts payable and accrued liabilities of Company as of the Scheduling Date represent valid obligations of Company arising from bona fide transactions entered into in the ordinary course of business.

(c)Top Suppliers. Part 2.5(c) of the Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the amounts paid to, each of the 20 largest (by amounts paid) suppliers in the twelve months ended December 31, 2018. As of the date of this Agreement, none of such suppliers or other Person has notified Company in writing that it has terminated or intends to terminate or materially amend its Contract with Company (other than expirations, terminations or reductions in the ordinary course of business).

(d)No “Off-Balance Sheet” Arrangements. Company has never effected or otherwise been involved in any “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K under the Securities Exchange Act of 1934, as amended). Without limiting the generality of the foregoing, Company has never guaranteed any debt or other similar obligation of any other Person.

2.6Absence of Changes. Except as set forth in Part 2.6 of the Disclosure Schedules, since December 31, 2018 through the date of this Agreement:

(a)there has not occurred any Material Adverse Effect;

(b)there has not been any material loss, damage or destruction to, or any interruption in the use of, any of Company’s assets (whether or not covered by insurance), other than with respect to Intellectual Property Rights, which is addressed in Section 2.10;

(c)Company has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of its capital stock or other securities, and Company has not repurchased, redeemed or otherwise reacquired any of its shares of capital stock or other securities, other than from former employees, directors and consultants pursuant to restricted stock purchase agreements or stock option agreements providing for the repurchase of such securities in connection with their termination of service to Company;

(d)Company has not sold, issued, granted or authorized the sale, issuance or grant of: (i) any capital stock or other security or derivative thereof; (ii) any option, call, warrant or right to acquire any capital stock or other security or any derivative of any of the foregoing; or (iii) any instrument convertible into or exchangeable for any capital stock (or cash based on the value of such capital stock) or other security;

(e)Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under any restricted stock or restricted stock unit agreement;

(f)there has been no amendment to any of the Charter Documents, and Company has not effected or been a party to any Alternative Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(g)Company has not made any capital expenditure which, when added to all other capital expenditures made on behalf of the Company, exceeds $20,000;

(h)Company has not amended or prematurely terminated, or waived any material right or remedy under any Contract that is or would constitute a Listed Contract (as defined in Section 2.11);

(i)Company has not: (i) acquired, leased or licensed any right or other asset from any other Person except in the ordinary course of business and consistent with past practices of the Company; (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person except in the ordinary course of business and consistent with past practices of the Company; or (iii) waived or relinquished any right, except for immaterial rights or other immaterial assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with past practices of the Company;

(j)Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other Indebtedness in excess of $5,000 with respect to a single matter, or in excess of $20,000 in the aggregate;

(k)Company has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for Permitted Liens and pledges of immaterial assets made in the ordinary course of business and consistent with Company’s past practices;

(l)Company has not: (i) lent money to any Person (other than pursuant to routine and reasonable travel advances made to current employees of Company in the ordinary course of business); or (ii) incurred or guaranteed any Indebtedness for borrowed money;

(m)Company has not: (i) established or adopted any new Company Employee Plan and, except as otherwise required by applicable law or in connection with an annual renewal, amended any Company Employee Plan to increase benefits; (ii) made (or promised to make) any bonus, profit-sharing or similar payment to, or increased (or promised to increase) the amount of wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in cash or otherwise) or remuneration payable to, any of its directors, officers or employees other than normal recurring increases or bonuses made in the ordinary course of business and consistent with past practice or as otherwise required by the terms of a Company Employee Plan or Company Employee Agreement; or

(iii) other than with respect to non-officer employees and in the ordinary course of business and consistent with past practices, hired any new employee;

(n)Company has not discharged any Encumbrance or discharged or paid any Indebtedness or other Liability, except for accounts payable that (i) are reflected as current liabilities in the Balance Sheet or have been incurred by it since December 31, 2018 in the ordinary course of business and consistent with past practices, and (ii) have been discharged or paid in the ordinary course of business and consistent with past practices;

(o)Company has not changed any of its methods of accounting or accounting practices in any material respect;

(p)Company has not made or changed any Tax election, adopted or changed an accounting method in respect of Taxes, entered into a Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement, (other than a lease or customer agreement entered into in the ordinary course of the Company’s business, the principal purpose of which does not relate to Taxes (an “Ordinary Commercial Agreement”)), amended any Tax Return, settled or comprised a claim, notice, audit report or assessment in respect of Taxes, or consented to an extension or waiver of the statutory limitation period applicable to a claim or assessment in respect of Taxes (other than any such extension that arises solely as a result of an extension of time to file a Tax Return obtained in the ordinary course of business of not more than six (6) months);

(q)Company has not commenced or settled any Legal Proceeding; and

(r)Company has not agreed or committed to take any of the actions referred to in clauses “(c)” through “(q)” above.

2.7Title to Assets.

(a)Good Title. Except as otherwise provided in Part 2.7(a) of the Disclosure Schedule, Company owns, and has good and valid title to, all tangible personal property purported to be owned by it, including: (i) all tangible personal property reflected on the Financial Statements; and (ii) all other tangible personal property reflected in the books and records of Company as being owned by Company. All of said assets are owned by Company free and clear of any liens or other Encumbrances, except for Permitted Liens.

(b)Leased Assets. Part 2.7(b) of the Disclosure Schedule identifies all assets that are being leased to Company.

(c)Sufficiency of Assets. The assets owned by Company are all of the assets necessary for Company to conduct its business as currently conducted.

2.8Bank Accounts. Part 2.8 of the Disclosure Schedule provides the following information with respect to each account maintained by or for the benefit of Company at any bank or other financial institution: (a) the name of the bank or other financial institution at which such account is maintained; (b) the account number; (c) the type and primary use of account; and (d) the names of all Persons who are authorized to sign checks or other documents with respect to such account and the type of access each such signer holds (administrative, view, transactional, etc.); and (e) the approximate amount held in such account as of the Scheduling Date. There are no safe deposit boxes or similar arrangements maintained by or for the benefit of Company.

2.9Equipment; Real Property.

(a)Equipment. All material items of equipment, fixtures and other tangible assets owned by or leased to Company are reasonably adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are reasonably adequate for the conduct of Company’s business in the manner in which it is currently being conducted.

(b)Real Property. Company does not own any real property. Part 2.9(b) of the Disclosure Schedule sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease document). Company has made available to Purchaser a true and complete copy of each such Lease document, and in the case of any oral Lease, a written summary of the material terms of such Lease. Except as set forth in Part 2.9(b) of the Disclosure Schedule, with respect to each of the Leases: (i) the transactions contemplated by this Agreement do not require the consent of any other party to such Lease (except for those Leases for which Lease Consents are obtained), will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable by Company in accordance with its terms and in full force and effect on identical terms following the Effective Time; (ii) there are no disputes with respect to such Lease; (iii) none of Company or to Company’s Knowledge any other party to the Lease is in breach of or default under such Lease, and to Company’s Knowledge no event has occurred or circumstance exists with respect to any other party to the Lease that, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease; (iv) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach of or default under such Lease that has not been redeposited in full; (v) the other lessor party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in, Company; (vi) Company has not subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof; (vii) Company has not collaterally assigned or granted any other Encumbrance in such Lease or any interest therein; and (viii) there are no Encumbrances on the estate or interest created by such Lease.

2.10Intellectual Property.

(a)Products. Part 2.10(a) of the Disclosure Schedule accurately lists each Company Product or Company Software, in each case that is owned by the Company and is currently being or that at any time in the past has been developed, manufactured, supported, marketed, distributed, licensed, sold or made available by Company, in all cases to the extent such Company Product or Company Software owned by the Company is still being developed, distributed, licensed or supported by Company.

(b)Registered IP. Part 2.10(b) of the Disclosure Schedule accurately lists each item of Registered IP, in each case listing: (i) the name of the current owner; (ii) the jurisdiction in which such item of Registered IP has been registered or filed; (iii) the applicable registration or serial number, if applicable; (iv) the filing date, and issuance/registration/grant date, if applicable; and (v) a status thereof.

(c)Inbound Licenses. Part 2.10(c) of the Disclosure Schedule accurately lists: (i) each Contract, other than pursuant to Company’s standard form of customer contract described in clause “(i)” or “(ii)” of Section 2.10(f) of this Agreement, pursuant to which any Intellectual Property Right that is currently used in or distributed with any Company Product or Company Software has been licensed, sold, assigned or otherwise conveyed or provided to Company and (ii) whether the licenses or rights granted to Company in each such Contract are exclusive or non-exclusive (such Contracts collectively, “Company In-Licenses”); provided, however, Part 2.10(c) of the Disclosure Schedule need not list (i) confidentiality agreements obtained from Company’s employees, (ii) standard end-user agreements with respect to commercially readily available intellectual property such as “off the shelf” computer software, (iii) Open Source Code, and (iv) confidentiality or non-disclosure agreements from prospective customers which did not result in any sale or license of a Company Product or Company Software. Company has the exclusive right to bring infringement actions with respect to Company IP. Except as listed in Part 2.10(c) Company is not bound by, and no Company IP is subject to, any Company IP Contract containing any covenant or other provision that in any way limits or restricts the ability of Company to use, exploit, license, transfer, assert or enforce any Company IP anywhere in the world.

(d)Outbound Licenses. Part 2.10(d) of the Disclosure Schedule accurately lists each Contract, other than outbound licenses to school districts, pursuant to which any Person has been granted by Company any license under, or otherwise has received or acquired any right (whether or not currently exercisable and including a right to receive a license) or interest in, any Company IP or pursuant to which any Person has been granted access by Company to any Company Product or Company Software (such Contracts, “Company Out-Licenses”). Except as listed in Part 2.10(d) of the Disclosure Schedule, in each Company IP Contract pursuant to which the counterparty to such Company IP Contract has been permitted to provide, distribute, disclose or transfer to any third party any Company IP (including without limitation Company’s confidential information), Company has required such counterparty to require such third party to protect and use such Company IP in a manner at least as restrictive as the terms of such Company IP Contract.

(e)Royalty Obligations. Company is not obligated to pay royalties, fees, commissions and other similar payments (other than (i) sales commissions paid to employees or independent contractors, and (ii) license and maintenance fees for third-party products which are not distributed as part of the Company Products or Company Software) for the use or exploitation of any Company IP. Schedule 2.10(e) of the Disclosure Schedule accurately lists any independent contractors to whom the Company is obligated to pay royalties, fees, commissions or other similar payments.

(f)Standard Form IP Agreements. Company has made available to Purchaser a complete and accurate copy of each standard form of Company IP Contract used by Company at any time, including, as applicable, each standard form of: (i) end user license agreement; (ii) software license, software-as-a-service (SaaS) or cloud-based services agreement, (iii) development agreement; (iv) employee agreement containing any assignment or license of Technology or Intellectual Property Rights or any confidentiality provision; (v) maintenance agreement; (vi) consulting or independent contractor agreement containing any assignment or license of Technology or Intellectual Property Rights or any confidentiality provision; or (vii) confidentiality or nondisclosure agreement. Part 2.10(f) of the Disclosure Schedule accurately identifies each Company IP Contract on such form that deviates in any material respect from the corresponding standard form agreements delivered to Purchaser, including any agreement between Company and an employee, consultant or independent contractor in which the employee, consultant or independent contractor expressly reserved or retained any Intellectual Property Rights related to Company’s business, research or development and any Company IP Contract under which Company may be subject to potential liability in excess of $100,000 (including but not limited to any agreement without a cap on Company’s liability). Other than as set out on Part 2.10(f) of the Disclosure Schedule, every Company Product and the Company Software that has been distributed or made available by or on behalf of Company, has been so distributed or made available under a legally enforceable license agreement in the form of Company’s standard form of end user license agreement that has been provided to Purchaser.

(g)Ownership Free and Clear. Company exclusively owns all right, title and interest to and in the Company IP (other than Intellectual Property Rights licensed to Company pursuant to exclusive licenses, as identified in Part 2.10(c) of the Disclosure Schedule) free and clear of any Encumbrances (other than Permitted Liens and nonexclusive licenses granted pursuant to the Contracts listed in Part 2.10(c) or 2.10(d) of the Disclosure Schedule or otherwise not required to be so listed under the provisions of this Agreement). Without limiting the generality of the foregoing:

(i)except as set forth on Part 2.10(g)(i) of the Disclosure Schedule, each Person (including each Company Employee) who was or is involved in the creation or development of any Company IP, or derivative work thereof, on behalf of Company, has signed a written, valid and enforceable

Contract containing: (1) an irrevocable, complete and unrestricted assignment of his or her Intellectual Property Rights pertaining to such Company IP to Company, and (2) confidentiality provisions protecting Company’s confidential information, including the Company IP;

(ii)no funding, facilities or personnel of any Governmental Body or college, university or other education institution were used to develop or create, in whole or in part, any Company Product, Company Software or Company IP, except as set forth on Part 2.10(g)(ii) of the Disclosure Schedule;

(iii)except as set forth on Part 2.10(g)(iii) of the Disclosure Schedules, Company has taken commercially reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary and confidential information of Company and to the Company’s Knowledge, there have been no unauthorized disclosures or other confidentiality breaches of any such information; and

(iv)except as set forth on Part 2.10(g)(iv) of the Disclosure Schedule, Company owns or otherwise has licenses or other permissions to use, and immediately after the Effective Time, Surviving Corporation will have such licenses or other permissions from the licensors to use, all Intellectual Property Rights in the same manner currently used and sufficient to conduct the business of Company as currently conducted, in each case in all material respects (for the avoidance of doubt, the Company’s sole representations with respect to the absence of infringement or misappropriation of Intellectual Property Rights are set forth in Section 2.101.1(a) hereof).

(h)Valid and Enforceable. All Company IP is valid, subsisting and enforceable and all Registered IP is valid. Without limiting the generality of the foregoing:

(i)To Company’s Knowledge, no trademark or trade name used, owned or applied for by Company conflicts or interferes with any trademark or trade name used, owned or applied for by any other Person;

(ii)Part 2.10(h)(ii) of the Disclosure Schedule accurately lists each action, filing, and payment that to Company’s Knowledge must be taken or made on or before the date that is 120 days after the date of Closing Date in order to maintain such item of Company IP that is Registered IP in full force and effect;

(iii)No interference, opposition, reissue, reexamination or other Legal Proceeding is pending or to Company’s Knowledge threatened, in which the scope, validity or enforceability of any Company IP is being contested or challenged. To Company’s Knowledge, there is no basis for a claim that any Company IP is invalid or unenforceable;

(iv)Company has no Knowledge of any information, materials, or existing facts or circumstances that would render any Company IP that is Registered IP invalid or unenforceable, or would materially and adversely affect any pending application for any Registered IP; and

(v)Company is not subject to any order, writ, injunction, judgment or decree of any Governmental Body that restricts or impairs the use, transfer or licensing of any Company IP or other Intellectual Property Rights used by Company.

(i)No Third-Party Infringement of Company IP. To Company’s Knowledge, (i) no Person has infringed, misappropriated or otherwise violated, (ii) no Person is currently infringing,

misappropriating or otherwise violating, any Company IP, and (iii) no Person has alleged and there is no suspected infringement or misappropriation of any Company IP.

(j)Effects of This Transaction. Neither the execution, delivery or performance by Company of this Agreement or any other Transactional Agreements referred to in this Agreement to which Company is a party nor the consummation of the Merger by Company will, with our without notice or lapse of time, result in, or give any other Person the right or option to cause or declare: (i) a loss of, or Encumbrance on, any Company IP or any other Technology or Intellectual Property rights incorporated into or used in the development, testing, distribution, provision, maintenance or support of any Company Product or Company Software, (ii) a breach of or default under any Company IP Contract or other Contract relating to any Technology or Intellectual Property Rights incorporated into or used in the development, testing, marketing, distribution, provision, maintenance or support of any Company Product or Company Software; (iii) a payment or increased royalty or an obligation to offer any discount or be bound by any “most favored pricing” terms under any Company IP Contract; (iv) the release, disclosure or delivery of any Company IP by or to any escrow agent or other Person; (v) any right of termination or cancellation under any Company IP Contract or other Contract relating to any Technology or Intellectual Property Rights incorporated into or used in the development testing, marketing, distribution, provision, maintenance or support of any Company Product or Company Software; or (vi) the grant, assignment or transfer to any other Person of any license or other right or interest in, under, or with respect to, either any of the Company IP or (but solely as a result of the provisions of a Contract to which Company is a party) any other Technology or the Intellectual Property Rights of Purchaser.  Except as set forth in Part 2.10(j) of the Disclosure Schedule, following the Closing, all Company IP will be fully transferable, alienable or licensable by the Company without restriction and without payment of any kind to any third party.

(k)No Infringement of Third-Party IP Rights. Company has never infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated or made unlawful use of any Intellectual Property Right of any other Person in respect to the Company IP provided, that with respect to (i) any Intellectual Property Right identified in the Company In-Licenses, (ii) patents and (iii) trademarks only, the foregoing representation is made to Company’s Knowledge. The operation of the business of Company as currently conducted, including the use, development, marketing, distribution, provision, maintenance, and support of any Company Product and Company Software by Company does not infringe, violate or make unlawful use of (i) any Intellectual Property Right of, or contain any Technology or Intellectual Property Right misappropriated from, any other Person, provided, that with respect to any Intellectual Property Right identified in the Company In-Licenses, (ii) patents and (iii) trademarks only, the foregoing representation is made to Company’s Knowledge. Without limiting the generality of the foregoing and except as described in Part 2.10(k) of the Disclosure Schedule:

(i)no infringement, misappropriation or similar claim or Legal Proceeding is pending or, to Company’s Knowledge, has been threatened against Company;

(ii)Company has not received any written notice or to Company’s Knowledge, oral notice relating to any actual, alleged or suspected infringement, misappropriation or violation by Company, any Company Employee or agents of Company of any Intellectual Property Rights of another Person, including any letter or other communication suggesting or offering that Company obtain a license to any Intellectual Property Right of another Person since inception; and

(iii)Company is not bound by any Contract to indemnify, defend, hold harmless or reimburse any other Person with respect to, or otherwise assumed or agreed to discharge or otherwise take responsibility for, any existing or potential intellectual property infringement, misappropriation or similar claim (other than indemnification provisions in Company’s standard forms of

Company IP Contracts made available to Purchaser as required under Section 2.10(f)) or otherwise disclosed under Part 2.10(d) of the Disclosure Schedule.

(l)No Harmful Code. None of the Company Software which constitutes Company IP, as a result of Company’s intentional acts. includes any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to perform any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any unauthorized manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent or command (collectively “Harmful Code”).

(m)Source Code. Except as disclosed in Part 2.10(m) of the Disclosure Schedule, no Source Code for any Company Software has been delivered, licensed or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of Company. Except as described in Part 2.10(m) Company does not have any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the Source Code or any Company Software to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to, result in the delivery, license or disclosure of the Source Code for any Company Software to any other Person under the Contracts disclosed in Part 2.10(m) of the Disclosure Schedule.

(n)Use of Open Source Code. Part 2.10(n) of the Disclosure Schedule accurately identifies: (i) each Open Source Code application that is contained in, distributed or made available with the Company IP or from which any part of any such Company IP is derived; (ii) the applicable license for each such item of Open Source Code; (iii) the applicable repository for each such item of Open Source Code; and (iv) the “module name” for each such item of Open Source Code. No Company IP contains, is derived from, is or has been distributed or made available with or is being or was developed using Open Source Code in a manner that as a condition if such use: (i) imposes a requirement or condition that any Company IP or part thereof: (A) be disclosed or distributed in source code form; (B) be licensed for the purpose of making modifications or derivative works; or (C) be redistributable at no charge; or (ii) otherwise impose or could impose any other material limitation, restriction, or condition on the right or ability of Company to use, distribute or make available any Company Product or Company IP. Except as described in Part 2.10(n) of the Disclosure Schedule, Company has not, used, distributed or otherwise exploited any Open Source Code in breach or violation of any license with respect to such Open Source Code.

(o)Privacy Policies. Part 2.10(o) of the Disclosure Schedule contains each Company Privacy Policy and identifies, with respect to each Company Privacy Policy: (i) the period of time during which such privacy policy was or has been in effect; (ii) whether the terms of a later Company Privacy Policy apply to the data or information collected under such privacy policy; and (iii) if applicable, the mechanism (such as opt-in, opt-out or notice only) used to apply a later Company Privacy Policy to data or information previously collected under such privacy policy. Company has complied at all times and in all material respects with (i) all of the Company Privacy Policies, applicable to such times, (ii) any privacy obligations contained in any written Contracts between the Company and its customers, and (iii) all applicable Legal Requirements pertaining to privacy, data security, User Data or Personal Data. Except as described in Part 2.10(o) of the Disclosure Schedule, Company has had at all times the right to receive, collect, retain, disclose, store, transfer, dispose or otherwise use (collectively, “Use”) the User Data and Personal Data received by Company, and Company at all times has required all applicable Persons to obtain the right for Company to Use the User Data in accordance with the most current Company Privacy Policy. Neither the execution, delivery or performance of this Agreement or any of the other Transactional Agreements referred to in this Agreement nor the consummation of any of the transactions contemplated by this Agreement constitutes a violation of any Company Privacy Policy or any Legal Requirement pertaining to privacy, data security, User Data or Personal Data. No claim is pending or has been, to Company’s Knowledge, threatened against Company alleging a violation of any Person’s rights under any Company Privacy Policy or otherwise pertaining to privacy, data security, User Data or Personal Data.

(p)Personal Data. Part 2.10(p) of the Disclosure Schedule identifies and describes each distinct electronic or other database containing (in whole or in part) User Data maintained by or for Company (the “Company Databases”), the types of User Data in each such database, the means by which the Personal Data was collected, the security policies that have been adopted and maintained with respect to each such database, and the reports, audits, investigations, administrative proceedings in regard to violations of Legal Requirements pertaining to privacy, data security, User Data or Personal Data, as well as a list of incidents of data security breaches to be reported in accordance with Legal Requirements. No breach or violation of any such security policy by Company has occurred, and to Company’s Knowledge there has been no unauthorized or illegal Use, modification or disclosure of or access to any of the data or information in any of the Company Databases or any other Personal Data or User Data collected by Company. Company has at all times taken commercially reasonable steps (including without limitation implementing and monitoring compliance with measures with respect to digital, technical and physical security) designed to ensure that all Personal Data, User Data and Company Databases are protected against loss and against unauthorized or illegal Use, modification, disclosure or access.

(q)No Unfair Competition. Neither the operation of the business of Company nor the use, provision, support, reproduction, making, distribution, provision, marketing, sale, license or display of the Company Products, did, or do constitute unfair competition or trade practices under the laws of any jurisdiction (nor does Company have Knowledge of any basis thereof).

2.11Contracts.

(a)List of Contracts. Part 2.11(a) of the Disclosure Schedule accurately lists, as of the date of this Agreement:

(i)(A) each Company Contract relating to the employment of, or the performance of services by, any Company Employee that provides for annual, aggregate compensation in excess of $100,000 per year (excluding option grants, option notices and at-will employment offer letters entered into in the ordinary course of business that are terminable without payment or penalty upon no more than two weeks’ notice); (B) any Company Contract pursuant to which Company will as a result of the consummation of the transactions under this Agreement become obligated to make any Change of Control Payment or other severance, termination or similar payment to any Company Employee; and (C) any Company Contract pursuant to which Company is or will, as a result of the consummation of the transactions under this Agreement, become obligated to make any bonus or similar payment (other than payment in respect of salary) to any Company Employee;

(ii)each Company Contract which provides for indemnification of any officer, director, employee or agent of Company (other than a Company Employee Plan or indemnification provisions in consulting agreements where the indemnification provision is included in the ordinary course of business consistent with past practice);

(iii)each Company Contract relating to the voting and any other rights or obligations of a stockholder of the Company;

(iv)each Company Contract relating to any merger, consolidation, reorganization or any similar transaction with respect to the Company (other than confidentiality agreements, letters of intent and similar Company Contracts entered into in connection with a strategic process with a party other than Purchaser);

(v)each Company Contract, not already disclosed and covered by Section 2.10, with respect to the acquisition, transfer, development or sharing of any Intellectual Property Right currently used or held for use in the business (including any joint development agreement, technical collaboration agreement or similar agreement entered into by Company, but excluding any Company Contract not required to be listed under the provisions of Section 2.10 of this Agreement as a result of exclusions, minimum dollar limitations etc.);

(vi)each Company Contract with respect to the license of Technology or Intellectual Property Right to or from Company, including any Company In-Licenses and Company Out-Licenses but excluding any Company Contract not required to be listed under the provisions of Section 2.10 of this Agreement as a result of exclusions, minimum dollar limitations etc.) (other than confidentiality agreements entered into in connection with a strategic process with a party other than Purchaser);

(vii)each Company Contract, not already disclosed and covered by Section 2.10, relating to the hosting, operation or maintenance of any Company Product or Company Software;

(viii)each Company Contract relating to the acquisition, sale, spin-off or outsourcing of any business unit or operation of Company (other than confidentiality agreements, letters of intent and similar Company Contracts entered into in connection with a strategic process with a party other than Purchaser);

(ix)each Company Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

(x)each Company Contract imposing any restriction on Company: (A) to compete with any other Person; or (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business with any other Person; or (C) to develop, distribute or make available any Technology or Intellectual Property Rights;

(xi)each Company Contract: (A) granting exclusive rights to license, market, sell, support, make available or deliver any Company Product; or (B) otherwise contemplating an exclusive relationship between Company and any other Person;

(xii)each Company Contract that includes a “most favored customer” or similar clause by Company to any other Person;

(xiii)each Company Contract creating or involving any agency relationship, sales representative, channel partner, distribution or reseller arrangement or franchise relationship with any other Person;

(xiv)each Company Contract requiring future development of Company Software by Company;

(xv)each Company Contract regarding the acquisition, issuance or transfer of any securities and each Company Contract relating to any securities of the Company including any restricted share agreements or securities escrow agreements (other than employment offer letters, option notices and option grants in the forms made available to Purchaser);

(xvi)each Company Contract (other than a Company Employee Plan) involving any loan, guaranty, pledge, performance or completion bond or surety arrangement by Company to any other Person;

(xvii)any Company Contract (A) imposing any confidentiality obligation on Company or on any other Person (other than routine nondisclosure agreements, Company Contracts with routine confidentiality provisions, in each case entered into by Company in the ordinary course of business or confidentiality agreements entered into in connection with a strategic process with a party other than Purchaser), (B) containing “standstill” or similar provisions, or (C) providing any right of first negotiation, right of first refusal or similar right to any Person;

(xviii)any Company Contract under which any of the Transactions would trigger more favorable terms for any other Person with respect to price or any extension of the term of the Company Contract;

(xix)each Company Contract relating to the purchase or sale of any asset by or to, or the performance of any services by or for, any Related Party;

(xx)each Company Contract relating to any liquidation or dissolution of the Company;

(xxi)any Company Contract that involves: (A) the payment or delivery of cash or other consideration by Company in an amount or having a value in excess of $30,000 annually; or (B) the performance of services by the Company having a value in excess of $75,000 annually, and in each case, is not cancelable without penalty within 30 days;

(xxii)all material Contracts with any Governmental Body, except for customer Contracts; and

(xxiii)any other Company Contract entered into outside of Company’s business of providing software and related services in the ordinary course generally consistent with Company’s past practice.

Contracts in the respective categories described in clauses “(i)” through “(xxiii)” above and all Contracts identified, or required to be identified, in Part 2.9(b), 2.10(b), 2.10(c) or 2.10(e) of the Disclosure Schedule are referred to in this Agreement as the “Listed Contracts.”

(b)Delivery of Contracts. Company has made available to Purchaser accurate and complete copies of all written Listed Contracts, including all amendments thereto. Each Listed Contract is valid and in full force and effect, and is enforceable by Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c)No Breach. Except as set forth on Part 2.11(c) of the Disclosure Schedule, Company has not materially violated or breached, or committed any default under, any material term or provision of any Listed Contract or data sharing agreement (including with respect to any obligation by Company to include certain provisions or otherwise pass through certain terms in any of the Listed Contracts or any data sharing agreement) which remains uncured, and to Company’s Knowledge no other Person has violated or breached, or committed any default under, any material term or provision of any Listed Contract which remains uncured.

2.12Compliance with Legal Requirements. Company is, and has been in the last three (3) years, in compliance in all material respects with each Legal Requirement that is applicable to it or to the conduct of its business or the ownership or use of its assets. To Company’s Knowledge, Company has not received any written or oral notice or other communication from any Person regarding any actual, alleged, possible or potential violation of, or failure by Company to comply with, any Legal Requirement.

2.13Tax Matters. Except as set forth in Part 2.13 of the Disclosure Schedule:

(a)Tax Returns and Payments. All Tax Returns required to be filed by or on behalf of Company on or before the Closing Date (the “Company Returns”) have been timely and properly filed and are true, accurate and complete in all material respects and were prepared in substantial compliance with all applicable Legal Requirements. All Taxes of Company that are due and payable have been timely and properly paid (whether or not shown on a Company Return). Company has made available to Purchaser accurate and complete copies of all Company Returns filed for any taxable period ending on or after December 31, 2015, along with all examination reports and statements of deficiencies assessed against or agreed to by Company with respect to any Tax Returns of Company at any time. Part 2.13 of the Disclosure Schedule lists each jurisdiction in which the Company has filed a Tax Return. Company has not received written notice from a Governmental Body with respect to a claim in a jurisdiction where Company does not file Tax Returns that Company is or may be subject to taxation by that jurisdiction.

(b)Audits; Claims. No Company Return has ever been examined or audited by any Governmental Body. Company has not received from any Governmental Body any: (i) written notice indicating an intent to open an audit or other review of any Company Returns; (ii) written request for information related to Tax matters of Company; or (iii) written notice of deficiency or proposed Tax adjustment of any Company Returns that have not been resolved or paid. No extension or waiver of the limitation period applicable to any Tax Returns has been granted by Company to any Governmental Body or requested by a Governmental Body from Company (other than any such extension that arises solely as a result of an extension of time to file a Tax Return obtained in the ordinary course of business of not more than six (6) months), in each case, that will remain in effect after the Closing Date. Company has not received any notice from a Governmental Body that a claim or Legal Proceeding is pending or threatened against Company by such Governmental Body in respect of any Tax. There are no Encumbrances for Taxes upon any of the assets of Company (except Encumbrances for current Taxes not yet due and payable in the ordinary course of business or that may thereafter be paid without penalty).

(c)Parachute Payments. Except as set forth on Part 2.13(c) of the Disclosure Schedule, Company is not a party to any Contract that has resulted or would reasonably be expected to result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provisions of state, local or foreign Tax Legal Requirements).

(d)Closing Agreements; Etc. Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting, or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax Legal Requirements) executed prior to the Closing, (iii) intercompany transactions occurring at or prior to the Closing or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Legal Requirements) with respect to a transaction occurring prior to the Closing, (iv) installment sale or open transaction disposition made prior to the Closing, (v) election under Section 108(i) of the Code made prior to the Closing, (vi) prepaid amount received or deferred revenue accrued prior to the Closing, or (vii) income inclusion pursuant to Sections 951 or 951A of the Code with respect to any interest held in a “controlled foreign corporation” (as that term is defined in Section 957 of the Code) on or before the Closing Date including, without limitation, any currently owing, accrued or deferred items of income pursuant to Section 965 of the Code. Company is not a party to or bound by any Tax allocation, Tax indemnification, Tax sharing or similar agreement other than a lease or customer agreement entered into in the ordinary course of Company’s business, the principal purpose of which does not relate to Taxes. Company has never been a member of an affiliated group within the meaning of Section 1504 of the Code (or similar affiliated, consolidated, combined or unitary group defined under any similar provision of non-US, state or local Law). Company is, and has been at all relevant times, in substantial compliance with all applicable transfer pricing laws and regulations, and has maintained all material documentation required (under Section 482 of the Code and any other applicable federal, state, local or foreign Legal Requirements), if any, for all transfer pricing arrangements.

(e)Company Stock. Company has not distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code. Company is not currently, and has not been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code within the period described in Section 897(c)(1)(A)(ii). No Company Stock is a “covered security” within the meaning of Section 6045(g) of the Code, nor is there any Company Stock that was issued in connection with the performance of services and subject to vesting for which a valid and timely election was not filed pursuant to Section 83(b) of the Code. The Company does not have any direct or indirect interest in any trust, partnership, corporation, limited liability company, or other business entity for U.S. federal income Tax purposes.

(f)Tax Classification. Company has been validly classified as a C corporation for U.S. federal income Tax purposes and for applicable state and local income Tax purposes at all times since formation.

(g)Adjustment in Taxable Income. Company is not currently, nor for any period for which a Tax Return has not been filed will be, required to include any adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code (or any comparable provision under state, local or foreign Tax Legal Requirements) as a result of transactions, events or accounting methods employed prior to the Closing.

(h)Tax Shelter and Listed Transactions. Company has not consummated or participated in, nor is it currently participating in, any transaction which was or is a “Tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder. Company has not participated in, and is not currently participating in, a “Listed Transaction” or “Reportable Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign Legal Requirements.

(i)Transferee or Successor Tax Liability. Company has no Liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Legal Requirements) as a transferee or successor, by Contract or otherwise (other than, for the avoidance of doubt, pursuant to Ordinary Commercial Agreements).

(j)Dual Consolidated Loss and Overall Foreign Loss. Company has not incurred a dual consolidated loss within the meaning of Section 1503 of the Code, and is not subject to the overall foreign loss provisions of Section 904(f) of the Code.

(k)Foreign Tax. Company is not subject to Tax in any country other than its country of incorporation, organization or formation by virtue of having employees, a permanent establishment or any other place of business in such jurisdiction. Company has in its possession official foreign government receipts for any Taxes paid by it to any foreign Tax authorities. Company is not, and has never been, a (i) a “passive foreign investment company” within the meaning of Section 1297 of the Code; or (ii) except as set forth on Section 2.13(k) of the Disclosure Schedule, a “controlled foreign corporation” within the meaning of Section 957 of the Code. MasteryConnect B.V. does not have (i) any item of income that could constitute subpart F income within the meaning of Section 952 of the Code, or (ii) any investment in “United States property” within the meaning of Section 956 of the Code.

(l)Tax Holidays and Incentives. Company has provided to Purchaser all documentation relating to any applicable Tax holidays or incentives. Company is in compliance with the requirements for any such Tax holidays or incentives.

(m)Withholding. Company has complied with all applicable Legal Requirements relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign Legal Requirements), has, within the time and in the manner prescribed by law, withheld from employee wages or consulting compensation and timely paid over to the proper Governmental Bodies (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable Legal Requirements, including federal and state income Taxes (or similar Taxes under any foreign Legal Requirements), Federal Insurance Contribution Act, Medicare, relevant state or local income and employment Tax withholding Legal Requirements, and has timely filed all withholding Tax Returns, for all periods

(n)Unpaid Taxes. The unpaid Taxes of Company (i) did not, as of December 31, 2018, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Financial Statements of such date (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Company in filing its Tax Returns. Since December 31, 2018 Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice other than Taxes incurred in connection with transactions contemplated by this Agreement.

(o)409A Compliance. Each Company Employee Plan or Company Employee Agreement which is a “nonqualified deferred compensation plan” subject to Section 409A of the Code complies in all material respects with Section 409A of the Code and the regulations and other guidance promulgated thereunder. No Company Employee Plan or Company Employee Agreement provides for a gross up of Taxes imposed by Section 409A of the Code.

2.14Employee and Labor Matters; Benefit Plans.

(a)Employee List. Part 2.14(a) of the Disclosure Schedule contains an accurate and complete list of all Company Employees currently employed or engaged as of December 31, 2018, and correctly reflects: (i) names; (ii) their dates of employment or engagement; (iii) their positions; (iv) whether the Company Employee is an employee or independent contractor; (v) their salaries or other form of payment for services rendered (annual salary or rate as of the Closing Date); (vi) any other compensation payable to them (including housing allowances, compensation payable pursuant to bonus, deferred compensation or commission arrangements or other compensation); (vii) each Company Employee Plan in which they participate or are eligible to participate and benefits of any type not covered by the Company Employee Plan or Company Employee Agreement; (viii) any promises or commitments made to them with respect to material changes or additions to their compensation, benefits, or other terms and conditions of employment; (ix) effective as of December 31,

2018 any accrued but unpaid vacation balances; and (x) any employees who are working for the Company pursuant to a non-immigrant visa, and if so, which category.

(b)Leave of Absence. Except as set forth in Part 2.14(b) of the Disclosure Schedule, there is no current Company Employee who is not fully available to perform work because of disability or other extended leave of absence.

(c)At-Will Employment. Except as set forth in Part 2.14(c) of the Disclosure Schedule, the employment of each of the current Company Employees is terminable by Company at will. Company has delivered to Purchaser accurate and complete copies of all employment agreements, form offer letters, the most current employee manuals and handbooks, and current policy statements relating to the employment of the Company Employees.

(d)Employee Plans and Agreements. Part 2.14(d) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Company Employee Agreement as of the date of this Agreement (other than form option notices and notices made in such form, form option grants and grants made in such form, workers’ compensation, unemployment compensation and other government programs). Company has not committed to establish or enter into any new Company Employee Plan or Company Employee Agreement, or to modify any Company Employee Plan or Company Employee Agreement.

(e)No Defaults. Company has performed all material obligations required to be performed by it under each Company Employee Plan and is not in default or violation of, and, to Company’s Knowledge, no other party is in default or violation of, the terms of any Company Employee Plan in each case, in any material respect. Each of the Company Employee Plans has been operated and administered in all material respects in accordance with its terms and applicable Legal Requirements. All contributions to, and material payments from, any Company Employee Plan, which may have been required to be made in accordance with the terms of such Company Employee Plan or applicable Legal Requirements, that are due have been made or paid, and all contributions for any period ending on or before the Closing Date which are not yet due, but will be paid on or prior to the Closing Date, are reflected as an accrued liability on the Financial Statements.  Subject to applicable law and to Company’s statutory and contractual obligations to pay earned and vested benefits or provide notice, each Company Employee Plan can be amended, terminated or otherwise discontinued after the date of this Agreement in accordance with its terms and upon reasonable advanced notice, without material liability to Company or Purchaser (other than ordinary administration expenses or short term trading fees). There are no audits, written inquiries or Legal Proceedings pending or, to the Company’s Knowledge, threatened by any Governmental Body with respect to any Company Employee Plan.

(f)No Conflict. Neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger, will or may (either alone or upon the occurrence of any additional or subsequent events): (i) constitute an event under any Company Employee Plan, Company Employee Agreement that will or may result (either alone or in connection with any other circumstance or event) in any payment that is not currently funded (whether of severance pay or otherwise) other than the right of a participant of a Company Employee Plan to elect to commence receiving benefits under a Company Employee Plan as a result of no longer being an employee of Company, acceleration, forgiveness of Indebtedness, vesting, distribution, increase in benefits or accelerate the obligation to fund benefits with respect to any Company Employee; or (ii) create or otherwise result in any material Liability with respect to any Company Employee Plan.

(g)Compliance. Company: (i) is in compliance in all material respects with all applicable Legal Requirements, Contracts, its own policies, and orders, rulings, decrees, judgments or arbitration awards of any arbitrator or any court or other Governmental Body and the terms of its policies respecting employment or termination of employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest period, wages (including overtime wages), compensation, hours of work or other labor-related matters, including Legal Requirements relating to discrimination, wages and hours, labor relations, leave of absence requirements, occupational health and safety, privacy, harassment, retaliation, immigration, wrongful discharge or violation of the personal rights of Company Employees or prospective employees; (ii) is withholding and reporting all amounts required by any Legal Requirement to be withheld and reported with respect to wages, salaries and other payments to any Company Employee; (iii) has no material Liability for any arrears of wages, notice or severance pay, or any Taxes or any penalty for failure to comply with any of the foregoing; (iv) has no material Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for any Company Employee (other than routine payments to be made in the normal course of business and consistent with past practice); (v) has paid in full all contributions, fees, premiums or charges due and owing to or in respect of any Company Employee Plan for periods on or before the Closing Date; and (vi) has not engaged in a transaction in connection which the Company or any ERISA Affiliate could be expected to become subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material Tax imposed pursuant to Code Section 4975 or 4976.

(h)Labor Relations. Except as set forth in Part 2.14(g) of the Disclosure Schedule, there are no pending or to Company’s Knowledge, threatened claims or Legal Proceedings against Company under any workers’ compensation policy or long-term disability policy. Company is not, and during the past three years has not been, bound by or a party to, or has a duty to bargain for, any collective bargaining agreement or other Contract with a labor organization representing any Company Employees and there are no labor organizations representing, purporting to represent or seeking to represent any current Company Employees. There is no union, works council, employee representative or other labor organization, which, pursuant to applicable Legal Requirements, must be notified, consulted or with which negotiations need to be conducted in connection with the transactions contemplated by this Agreement. Company is not engaged in any Unfair Labor Practice (as defined in the National Labor Relations Act) of any nature.

(i)ERISA. Each Company Employee Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is maintained under a prototype or volume submitter plan and with respect to which Company is entitled to rely upon a favorable opinion or advisory letter issued by the Internal Revenue Service. To Company’s Knowledge, there is no circumstance that will result in the revocation of such favorable determination letter, opinion letter or advisory letter. No Company Employee Plan is currently under audit or examination by the Internal Revenue Service or the Department of Labor. No Company Employee Plan is a plan subject to Title IV of ERISA or Section 412 of the Code. No Company Employee Plan is a multiple employer plan or a multiemployer plan under Section 413(c) or 414(f) of the Code. The Company does not have any obligation to provide or any other current or contingent liability or obligation with respect to the provision of post-employment or post-termination health or life insurance or other welfare benefits other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or similar state Legal Requirement and for which the beneficiary pays the entire premium cost.

(j)Claims Against Plans. There are no pending or, to Company’s Knowledge, threatened or reasonably anticipated claims or Legal Proceedings against any of the Company Employee Plans, the assets of any of the Company Employee Plans or Company with respect to the operation of such Company Employee Plans (other than routine, uncontested benefit claims) or asserting any rights or claims to benefits under such Company Employee Plan, and to the Knowledge of Company, there are no facts or circumstances that could form the basis for any such claims or Legal Proceedings. The Company has never had any temporary or leased employees that were not treated and accounted for in all respects as employees of the Company.

(k)No Misclassified Employees. No current independent contractor of Company, or independent contractor of the Company during the past three years, is or was actually an employee as a matter of law at the time such Person was treated as an independent contractor. No independent contractor is eligible to participate in any Company Employee Plan. All Company Employees are properly classified as exempt or non-exempt under applicable federal and state wage and hour laws.

(l)Labor-Related Claims. There is no Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of Company, threatened relating to any employment Contract, compensation, wages and hours, leave of absence, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy, long-term disability policy, safety, retaliation, immigration or discrimination matter involving any Company Employee, including charges of Unfair Labor Practices or harassment complaints.

2.15Environmental Matters. To Company’s Knowledge, Company is in compliance in all material respects with all applicable Environmental Laws.

2.16Insurance. Part 2.16 of the Disclosure Schedule identifies each insurance policy maintained by, at the expense of or for the benefit of Company as of the Closing Date and identifies any material claims made thereunder as of the Closing Date. Company has made available to Purchaser accurate and complete copies of the insurance policies identified on Part 2.16 of the Disclosure Schedule. Each of the insurance policies identified in Part 2.16 of the Disclosure Schedule is in full force and effect. Company has not received any notice or other communication from an insurance company regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal of any coverage or rejection of any claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy.

2.17Related Party Transactions. Except as set forth in Part 2.17 of the Disclosure Schedule: (a) no Related Party has any interest in any material asset used in or otherwise relating to the business of the Company, except for the Related Party’s indirect interest therein as the owner of Company Stock; (b) no Related Party is indebted to the Company (other than for advances for ordinary travel and other business expenses); (c) no Related Party is a party to, or has any financial interest in, any material Company Contract, transaction or business dealing or involving the Company; (d) no Related Party is competing with the Company; and (e) no Related Party has any claim or right against the Company, in each case, other than (i) for payment of salaries and bonuses for services rendered; (ii) reimbursement of customary and reasonable expenses incurred on behalf of the Company; (iii) benefits due under Company Employee Plans and fringe benefits not required to be listed on the Disclosure Schedule; (iv) agreements relating to outstanding Company Stock, Options or Company Warrants; and (v) as provided in the Charter Documents.

2.18Legal Proceedings; Orders.

(a)Legal Proceedings. Except as set forth in Part 2.18(a) of the Disclosure Schedule, Company has not received any written or oral notice, of any existing, pending or threatened Legal Proceeding against Company. No event has occurred, and no claim, dispute or other condition or circumstance exists, that will or could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding. Except as set forth in Part 2.18(a) of the Disclosure Schedule, no Legal Proceeding or claims for equitable relief has ever been commenced by, and no Legal Proceeding or claims for equitable relief has ever been pending against, Company.

(b)Orders. There is no order, writ, injunction, judgment or decree to which Company, or any of the assets owned or used by Company, is subject. No officer or other employee of Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to Company’s business.

2.19Authority.

(a)Authority; Binding Nature of Agreement. Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and under each other Transactional Agreement to which Company is a party and, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the affirmative vote or consent of (i) the holders of a majority of the outstanding shares of Company Stock; (ii) the holders of a majority of the outstanding shares of Company Common Stock; and (iii) the holders of a majority of the outstanding shares of Company Preferred Stock (the “Requisite Company Vote”), to consummate the transactions contemplated hereby and thereby; and the execution, delivery and performance by Company of this Agreement and of each such other Transactional Agreement to which Company is a party have been duly authorized by all necessary action on the part of Company and its board of directors. This Agreement and each other Transactional Agreement to which Company is a party constitutes the legal, valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as may be limited by: (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Legal Requirements affecting the enforcement of creditors’ rights generally; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies (whether considered at law or in equity).

(b)Board Approval. The Company Board has (i) approved the Merger and the terms thereof set forth in Article 1 of this Agreement, (ii) determined that the Merger is advisable and fair and in the best interests of Company and the Stockholders, (iii) directed that the “agreement of merger” set forth in this Agreement be submitted to the Stockholders for adoption, and (iv) resolved to recommend that the Stockholders adopt the “agreement of merger” set forth in this Agreement (collectively, the “Company Board Recommendation”) and directed that such matter be submitted for consideration of the Stockholders.

2.20Export Control Laws. The Company has conducted its export transactions in accordance in all respects with applicable provisions of United States export control laws and regulations, including but not limited to the Export Administration Act and implementing Export Administration Regulations and the trade and economic sanctions regulations administered by the U.S. Department of Treasury’s Office of Foreign Assets Controls.

2.21Non-Contravention; Consents. Except as set forth in Part 2.21 of the Disclosure Schedule, neither: (1) the execution, delivery or performance by Company of this Agreement or any of the other Transactional Agreements to which Company is a party; nor (2) the consummation of the Merger, will (with or without notice or lapse of time):

(a)contravene, conflict with or result in a violation of: (i) any of the provisions of any Charter Documents of Company; or (ii) any resolution adopted by the Stockholders or the Company Board;

(b)contravene, conflict with or result in a violation of, or give any Governmental Body the valid right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which Company or any assets owned by Company, is subject;

(c)contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify,

any Governmental Authorization that is held by Company or that otherwise relates to Company’s business or to any of the assets owned or used by Company;

(d)contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract that is or would constitute a Listed Contract, or give any Person the valid right to: (i) declare a default or exercise any remedy under any such Listed Contract; (ii) accelerate the maturity or performance of any such Listed Contract; or (iii) cancel, terminate or modify any such material Listed Contract; or

(e)result in the imposition or creation of any lien or other Encumbrance upon any asset owned by Company except for Permitted Liens.

Except as set forth in Part 2.21 of the Disclosure Schedule, Company is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (x) the execution, delivery or performance of this Agreement or any of the other Transactional Agreements; or (y) the consummation of the transactions. Part 2.21 of the Disclosure Schedule lists each Company Contract that is terminated or amended as a result of the Merger.

2.22Brokers. Except as set forth in Part 2.22 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Company or any Securityholder.

2.23Products Liability. There are no Legal Proceedings pending or to Company’s Knowledge, threatened against the Company relating to any Company Product or Company Software.

2.24Anti-Corruption. Neither Company nor, to the Company’s Knowledge, any of its officers, directors, agents, employees or other Person associated with or acting on its behalf have: (a) taken any action that would cause Company to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, the United Kingdom Bribery Act of 2010, or any other applicable anti-corruption or anti-bribery laws, or any rules or regulations thereunder; (b) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly; or (c) made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment to foreign or domestic government officials or employees or other Persons prohibited by Legal Requirements from receiving such payments, whether directly or indirectly.

2.25Full Disclosure. To the Company’s Knowledge, the representations and warranties in this Section 2 (subject to the Disclosure Schedule) do not: (a) contain any representation, warranty or information that is false or misleading with respect to any material fact; or (b) omit to state any material fact necessary in order to make the representations and warranties contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

3.	Representations and Warranties of Purchaser and Merger Sub

Purchaser and Merger Sub jointly and severally represent and warrant to the Securityholders that the statements contained in this Article 3 are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date.

3.1Due Organization. Each of Purchaser and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority (a) to conduct its business in the manner in which its business is currently being conducted; (b) to own and use its assets in the manner in which its assets are currently owned and used; and (c) to perform its obligations under all Transactional Agreements to which it is a party or by which it is bound. Merger Sub was recently formed for the purpose of participating in the Merger as provided in this Agreement and is a wholly owned subsidiary of Purchaser.

3.2Non-Contravention; Consents.

(a)Non-Contravention. Neither: (i) the execution, delivery or performance of this Agreement or any of the other Transactional Agreements; nor (ii) the consummation of the transactions contemplated by this Agreement and the Transactional Agreements, will contravene, conflict with or result in a violation of: (A) any of the provisions of the certificate of incorporation or bylaws, including all amendments thereto, of Purchaser or Merger Sub; (B) any resolution adopted by the stockholder, the board of directors or any committee of the board of directors of Purchaser or Merger Sub; (C) any provision of any material Contract to which either Purchaser or Merger Sub is bound, which will not be cured by notice by Purchaser; (D) any Legal Requirement or any order, writ, injunction, judgment or decree to which Purchaser or Merger Sub or any material assets owned by Purchaser or Merger Sub, is subject; or (E) any material Governmental Authorization that is held by Purchaser or Merger Sub or that otherwise relates to the business of Purchaser or Merger Sub or to any material assets owned by Purchaser or Merger Sub.

(b)Consents. Except for any applicable filings required to be made by Purchaser, notices required to be given by Purchaser or Consents required to be obtained by Purchaser, in each case from any lender with respect to Purchaser’s outstanding credit facilities or any Governmental Body in connection with the Merger, Purchaser is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (i) the execution, delivery or performance of this Agreement or any of the other Transactional Agreements; or (ii) the consummation of the Merger.

3.3Authority; Binding Nature of Agreement. Each of Purchaser and Merger Sub has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and under each other Transactional Agreement to which Purchaser or Merger Sub is a party; and the execution, delivery and performance by Purchaser and Merger Sub of this Agreement and of each other Transactional Agreement have been duly authorized by all necessary action on the part of their respective boards of directors (or managers) and stockholders (or members). This Agreement and each other Transactional Agreement to which Purchaser or Merger Sub is a party constitutes the legal, valid and binding obligation of Purchaser or Merger Sub, respectively, enforceable against each of them in accordance with its terms, except as they may be limited by: (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Legal Requirements affecting the enforcement of creditors’ rights generally; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies (whether considered at law or in equity).

3.4Legal Proceedings. There is no pending Legal Proceeding and, to the Knowledge of Purchaser, no Person has threatened to commence any Legal Proceeding that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger.

3.5Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Purchaser or Merger Sub.

3.6Purchaser Common Stock. The shares of Purchaser Common Stock issued as a portion of the Merger Consideration will, when issued in accordance with the terms of this Agreement, be validly issued, fully paid and nonassessable, free and clear of any Encumbrances (other than any Encumbrances imposed on such shares by the Securityholders), and be listed on the New York Stock Exchange.

4.	Certain Covenants of the Parties

4.1Conduct of Business of the Company. During the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with the terms set forth in Article 8 (the “Pre-Closing Period”), the Company shall, except as expressly contemplated by this Agreement, as required by applicable law, or with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned, or delayed), conduct its business in the ordinary course of business consistent with past practice. To the extent consistent therewith, the Company shall use its commercially reasonable efforts to preserve substantially intact its business organization, to keep available the services of its current officers and employees, to preserve its present relationships with customers, suppliers, distributors, licensors, licensees, and other Persons having significant business relationships with it. Without limiting the generality of the foregoing, during the Pre-Closing Period, except as otherwise expressly contemplated by this Agreement, as set forth in Part 4.1 of the Disclosure Schedule, or as required by applicable law, the Company shall not, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned, or delayed):

(a)amend or propose to amend its Charter Documents;

(b)(i) split, combine, or reclassify any capital stock of the Company, (ii) repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any capital stock of the Company, or (iii) declare, set aside, or pay any dividend or distribution (whether in cash, stock, property, or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock;

(c)issue, sell, pledge, dispose of, or encumber any capital stock of the Company, other than the issuance of shares of Company Common Stock upon the exercise of any stock or stock-related awards under any Company Employee Plan outstanding as of the date of this Agreement in accordance with its terms;

(d)except as required by applicable law or by any Company Employee Plan or Contract in effect as of the date of this Agreement (i) increase the compensation payable or that could become payable by the Company to directors, officers, or employees, other than increases in compensation made to non-officer employees in the ordinary course of business consistent with past practice, (ii) promote any officers or employees, except in connection with the Company’s annual or quarterly compensation review cycle or as the result of the termination or resignation of any officer or employee, or (iii) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under any Company Employee Plans or any plan, agreement, program, policy, trust, fund, or other arrangement that would be a Company Employee Plan if it were in existence as of the date of this Agreement, or make any contribution to any Company Employee Plan, other than contributions required by law, the terms of such Company Employee Plans as in effect on the date hereof, or that are made in the ordinary course of business consistent with past practice;

(e)acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances, or capital contributions to or investments in any Person;

(f)(i) transfer, license, sell, lease, or otherwise dispose of (whether by way of merger, consolidation, sale of stock or assets, or otherwise) or pledge, encumber, or otherwise subject to any lien (other than a Permitted Lien), any assets, including the capital stock or other equity interests in the Company; provided, that the foregoing shall not prohibit the Company from transferring, selling, leasing, or disposing of obsolete equipment or assets being replaced, or granting of non-exclusive licenses under the Company IP, in each case in the ordinary course of business consistent with past practice, or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization;

(g)repurchase, prepay, or incur any Indebtedness for borrowed money or guarantee any such Indebtedness of another Person, issue or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities of the Company, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practice;

(h)enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any material Contract of the Company or any Lease with respect to material Leased Real Property or any other Contract or Lease that, if in effect as of the date hereof would constitute a material Contract of the Company or a Lease with respect to material Leased Real Property hereunder, other than pursuant to non-exclusive licenses entered into in the ordinary course of business consistent with past practice;

(i)institute, settle, or compromise any Legal Proceeding involving the payment of monetary damages by the Company or any of its Subsidiaries of any amount exceeding $50,000 in the aggregate, other than (i) any Legal Proceeding brought against Purchaser or Merger Sub arising out of a breach or alleged breach of this Agreement by Purchaser or Merger Sub, and (ii) the settlement of claims, liabilities, or obligations reserved against on the Balance Sheet; provided, that the Company shall not settle or agree to settle any Legal Proceeding which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on the Company’s business;

(j)make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable law;

(k)(i) settle or compromise any material Tax claim, audit, or assessment for an amount materially in excess of the amount reserved or accrued on the Balance Sheet, (ii) make or change any material Tax election, change any annual Tax accounting period, or adopt or change any method of Tax accounting, (iii) amend any material Tax Returns or file claims for material Tax refunds, or (iv) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company;

(l)enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding, or similar Contract with respect to any joint venture, strategic partnership, or alliance;

(m)except in connection with actions permitted by Section 4.3 hereof, take any action to exempt any Person from, or make any acquisition of securities of the Company by any Person not subject to, any state takeover statute or similar statute or regulation that applies to Company with respect to a proposed Alternative Transaction or otherwise, including the restrictions on “business combinations” set forth in Section 203 of the DGCL, except for Purchaser, Merger Sub or any of their respective Subsidiaries or Affiliates, or the transactions contemplated by this Agreement;

(n)abandon, allow to lapse, sell, assign, transfer, grant any security interest in otherwise encumber or dispose of any Company IP, or grant any right or license to any Company IP other than pursuant to non-exclusive licenses entered into in the ordinary course of business consistent with past practice;

(o)terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

(p)except to the extent expressly permitted by Section 4.3 or Article 8, take any action that is intended or that would reasonably be expected to, individually or in the aggregate, prevent, materially delay, or materially impede the consummation of the Merger, or the other transactions contemplated by this Agreement; or

(q)agree or commit to do any of the foregoing.

4.2Access to Information; Confidentiality.

(a)Access to Information. During the Pre-Closing Period, the Company shall afford to Purchaser and Purchaser’s representatives reasonable access, at reasonable times and in a manner as shall not unreasonably interfere with the business or operations of the Company, to the officers, employees, accountants, agents, properties, offices, and other facilities and to all books, records, contracts, and other assets of the Company, and the Company shall furnish promptly to Purchaser such other information concerning the business and properties of the Company as Purchaser may reasonably request from time to time. The Company shall not be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention). No investigation shall affect the Company’s representations, warranties, covenants, or agreements contained herein, or limit or otherwise affect the remedies available to Purchaser or Merger Sub pursuant to this Agreement.

(b)Confidentiality. Purchaser and the Company shall comply with, and shall cause their respective representatives to comply with, all of their respective obligations under the Mutual Non-Disclosure Agreement, dated February 6, 2019, between Purchaser and the Company (the “Mutual Non-Disclosure Agreement”), which shall survive the termination of this Agreement in accordance with the terms set forth therein.

4.3No Solicitation of Other Bids.

(a)The Company shall not, and shall not authorize or permit any of its Affiliates or any of its or their representatives to, directly or indirectly, (i) solicit or initiate, or encourage the submission of, any proposal or indication of interest relating to an Alternative Transaction; (ii) participate in any discussion or negotiation regarding or furnish to any Person (including any board member) any information with respect to, or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Alternative Transaction; or (iii) authorize, approve, consummate, engage in, or enter into any agreement with respect to any Alternative Transaction. The Company shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Alternative

Transaction. “Alternative Transaction” shall mean any of the following transactions between or among the Company and any Person other than Purchaser: (i) the acquisition or purchase of equity of, or debt by, the Company, including any debt or equity financing round (other than pursuant to the conversion of Company Preferred Stock, the exercise of Options or Company Warrants or repurchase from former employees, directors and consultants pursuant to stock option agreements providing for the repurchase of such securities in connection with their termination of service to the Company); (ii) the sale transfer, license or other disposition of any material assets or rights of the Company outside the ordinary course of the Company’s business; (iii) a business combination involving the Company; (iv) any other extraordinary business transaction involving or otherwise relating to the Company; or (v) any other transaction that would reasonably be expected to interfere with the transactions contemplated by this Agreement.

(b)In addition to the other obligations under this Section 4.3, the Company shall promptly (and in any event within three (3) Business Days after receipt thereof by the Company or its representatives) advise Purchaser orally and in writing of any proposal for an Alternative Transaction, any request for information with respect to an Alternative Transaction, or any inquiry with respect to or which could reasonably be expected to result in a proposal for an Alternative Transaction, the material terms and conditions of such request, proposed Alternative Transaction or inquiry, and, unless restricted by confidentiality obligations, the identity of the Person making the same.

(c)The Company agrees that the rights and remedies for noncompliance with this Section 4.3 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Purchaser that money damages would not provide an adequate remedy to Purchaser.

4.4Stockholders Consent.

(a)The Company shall use its commercially reasonable efforts to obtain, within ten (10) days following the execution and delivery of this Agreement, the Requisite Company Vote pursuant to written consents of the Stockholders in form satisfactory to Purchaser (the “Written Consent”). The materials submitted to the Stockholders in connection with the Written Consent shall include the Company Board Recommendation. Promptly following receipt of the Written Consent, the Company shall deliver a copy of such Written Consent to Purchaser.

(b)Promptly following, but in no event more than three Business Days after, receipt of the Written Consent, the Company shall prepare and mail a notice (the “Stockholder Notice”) to every Stockholder that did not execute the Written Consent. The Stockholder Notice shall (i) be a statement to the effect that the Company Board unanimously determined that the Merger is advisable in accordance with Section 251(b) of the DGCL and in the best interests of the Stockholders and unanimously approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, (ii) provide the Stockholders to whom it is sent with notice of the actions taken in the Written Consent, including the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby in accordance with Section 228(e) of the DGCL and the bylaws of the Company and (iii) notify such Stockholders of their dissent and appraisal rights pursuant to Section 262 of the DGCL. The Stockholder Notice shall include therewith a copy of Section 262 of Delaware Law and all such other information as Purchaser shall reasonably request, and shall be sufficient in form and substance to start the twenty (20) day period during which a Stockholder must demand appraisal of such Stockholder’s Company Common Stock as contemplated by Section 262(d)(2) of the DGCL. All materials submitted to the Stockholders in accordance with this Section 4.4(b) shall be subject to Purchaser’s advance review and reasonable approval.

4.5Notice of Certain Events.

(a)From the date hereof until the Closing, the Company shall promptly notify Purchaser in writing of:

(i)any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by the Company hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 5.2 to be satisfied;

(ii)any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)any notice or other communication from any Governmental Body in connection with the transactions contemplated by this Agreement; and

(iv)any Legal Proceeding commenced or, to the Company’s Knowledge, threatened against, relating to or involving or otherwise affecting the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 2.18 or that relates to the consummation of the transactions contemplated by this Agreement.

(b)Purchaser’s receipt of information pursuant to this Section 4.5 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company in this Agreement and shall not be deemed to amend or supplement the Disclosure Schedules.

4.6Further Assurances.

(a)Filings. Each party shall use commercially reasonable efforts to file, at Purchaser’s expense, as soon as practicable after the Closing Date, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Merger, and to submit promptly any additional information requested by any such Governmental Body. Company and Purchaser shall respond as promptly as practicable to any inquiries or requests received from any state attorney general, antitrust authority or other Governmental Body in connection with antitrust or related matters. The Securityholders shall, at Purchaser’s expense, cooperate with Purchaser with respect to any filings with any Governmental Body made by Purchaser in connection with the Merger and the transactions contemplated by this Agreement. Except where prohibited by applicable Legal Requirements or any Governmental Body, Purchaser shall cooperate with the Company (if prior to Closing) or the Stockholders’ Agent (if after the Closing) with respect to any filings with any Governmental Body made by Company.

(b)Efforts. Subject to Section 4.6(c), Purchaser, Company and the Securityholders shall use commercially reasonable efforts after the Effective Time to take, or cause to be taken, all further actions that may be necessary to consummate the Merger and the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, but subject to Section 4.6(c), each party to this Agreement: (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the transactions contemplated by this Agreement; and (ii) shall use commercially reasonable efforts to obtain each Consent (if any) listed on Schedule 4.6(b) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger and the transactions contemplated by this Agreement.

(c)Limitations. Notwithstanding anything to the contrary contained in Section 4.6(b) or elsewhere in this Agreement, Purchaser shall not have any obligation under this Agreement: (i) to divest or agree to divest (or cause any of its Subsidiaries or Merger Sub to divest or agree to divest) any of its respective businesses, product lines or assets, or to take or agree to take (or cause any of its Subsidiaries or Merger Sub to take or agree to take) any other action or to agree (or cause any of its Subsidiaries or Merger Sub to agree) to any limitation or restriction on any of its respective businesses, product lines or assets; or (ii) to contest any Legal Proceeding relating to the Merger and the transactions contemplated by this Agreement.

4.7Public Announcements. The Company shall not (and shall ensure that none of its representatives) issue any press release or make any public statement regarding (or otherwise disclose to any Person, who is not bound by confidentiality obligations, the existence or terms of) this Agreement or the transactions contemplated hereby, without the prior written consent of Purchaser.

4.8Company Employees; Post-Closing Benefits. Purchaser or the Surviving Corporation will offer to each Company Employee remuneration on terms and conditions no worse (taken as a whole) than those provided by Company immediately prior to the Closing (excluding equity compensation).

4.9Indemnification of Officers and Directors.

(a)All rights to indemnification by Company existing in favor of those Persons who are or were directors and officers of Company as of the date of this Agreement (the “D&O Indemnified Persons”) for their acts and omissions occurring prior to the Effective Time, as provided in the Charter Documents (as in effect as of the date of this Agreement) and as provided in the indemnification agreements between Company and such D&O Indemnified Persons listed in Section 4.9(a) of the Disclosure Schedule, shall survive the Merger and shall not be amended, repealed or otherwise modified, and shall be observed by the Surviving Corporation from the Effective Time until the sixth anniversary of the date on which the Effective Time occurs, and any claim made requesting indemnification pursuant to such indemnification rights shall continue to be subject to this Section 4.9 and the indemnification rights provided under this Section 4.9 until disposition of such claim. Prior to the Effective Time, Company shall purchase and fully pay the premium for a six-year “tail” policy for the existing policy (the “D&O Tail Policy”).

(b)In the event that Purchaser, Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or Entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Purchaser shall ensure that the successors and assigns of Purchaser, Company or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 4.9.

(c)The provisions of this Section 4.9 shall survive the consummation of the Merger and are (i) intended to be for the benefit of, and will be enforceable by, each of the D&O Indemnified Persons and their successors, assigns and heirs and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such D&O Indemnified Person may have by contract or otherwise.  This Section 4.9 may not be amended, altered or repealed in a manner adversely affecting a D&O Indemnified Person after the Effective Time without the prior written consent of such D&O Indemnified Person.

5.	Conditions to Closing

5.1Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment,

at or prior to the Closing, of each of the following conditions:

(a)This Agreement shall have been duly adopted by the Requisite Company Vote.

(b)No Governmental Body shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

5.2Conditions to Obligations of Purchaser and Merger Sub. The obligations of Purchaser and Merger Sub to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Purchaser’s waiver, at or prior to the Closing, of each of the following conditions:

(a)Other than the representations and warranties of the Company contained in Section 2.1, Section 2.3, Section 2.19(a) and Section 2.22, the representations and warranties of the Company contained in this Agreement, the Transactional Agreements and any certificate delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of the Company contained in Section 2.1, Section 2.3, Section 2.19(a) and Section 2.22 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)The Company shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Transactional Agreements to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, the Company shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)No Action shall have been commenced against Purchaser, Merger Sub or the Company, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Body, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d)All approvals, consents and waivers that are listed on Schedule 1.13(a) shall have been received, and executed counterparts thereof shall have been delivered to Purchaser at or prior to the Closing.

(e)From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(f)The Company shall have delivered each of the closing deliverables set forth in Section 1.13(a).

(g)Holders of no more than 5% of the outstanding shares of Company Common Stock as of immediately prior to the Effective Time, in the aggregate, shall have exercised statutory appraisal rights pursuant to Section 262 of the DGCL with respect to such shares of Company Common Stock.

(h)Holders of at least 90% of the outstanding shares of Company Common Stock as of immediately prior to the Effective Time, in the aggregate shall have executed and delivered a Letter of Transmittal and Joinder Agreement.

(i)Purchaser shall have received fully executed Surrender Agreements from holders of Options representing at least 90% (measured based upon the number of shares of Company Common Stock underling such Options) of the total Options outstanding as of immediately prior to the Effective Time and 100% of the Company Warrants outstanding as of immediately prior to the Effective Time.

(j)Purchaser shall have received a counterpart signature to the Letters of Transmittal and Joinder Agreement executed by Securityholders who, together with the Principal Stockholders, collectively hold, as of immediately prior to the Effective Time, at least 90% of the outstanding shares of Company Stock (on an as-converted to Company Common Stock basis).

(k)The sum of the following shall equal fewer than thirty-five (35) Securityholders: (i) the number of Securityholders who have returned Letters of Transmittal as of the Closing indicating that such Securityholder is not an “accredited investor” pursuant to Regulation D under the Securities Act, plus (ii) the number of Securityholders who have not returned a Letter of Transmittal; provided, however, that any Securityholders who are Non-Accredited Securityholders will not be included in this calculation to the extent the only consideration they receive is cash.

(l)The New York Stock Exchange shall have approved the listing of the Merger Shares.

5.3Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Company’s waiver, at or prior to the Closing, of each of the following conditions:

(a)Other than the representations and warranties of Purchaser and Merger Sub contained in Section 3.1, Section 3.3 and Section 3.5, the representations and warranties of Purchaser, and Merger Sub contained in this Agreement and any certificate delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Purchaser and Merger Sub contained in Section 3.1, Section 3.3 and Section 3.5 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b)Purchaser and Merger Sub shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Transactional Agreements to be performed or complied with by them prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Purchaser and Merger Sub shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)No injunction or restraining order shall have been issued by any Governmental Body, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d)Purchaser shall have delivered each of the closing deliverables set forth in Section 1.13(b).

6.	Indemnification, etc.

6.1Survival of Representations.

(a)General Survival. Except as provided in Section 6.1(b), but subject to Section 6.1(f), the representations and warranties of the Company, other than the Fundamental Representations, shall survive the Closing (and any later sale, transfer or other disposition of any or all of the equity or assets of the Surviving Corporation) and shall expire on the 12 month anniversary of the Closing Date (the “Termination Date”); provided, however, that if at any time prior to the Termination Date any Purchaser Indemnitee delivers to Stockholders’ Agent a written notice pursuant to Section 6.7 asserting a claim for recovery under Section 6.2 (a “Claim Notice”), then the claim asserted in such Claim Notice will survive the Termination Date until such time as such Claim Notice is fully and finally resolved pursuant to this Article 6. Covenants made by Company herein to be performed prior to the Closing shall survive until the Termination Date and covenants made by the Company herein to be performed following the Closing shall survive until satisfied.

(b)Specified Representations. Notwithstanding anything to the contrary contained in Section 6.1(a), but subject to Section 6.1(d), the Fundamental Representations shall survive the Closing (and any later sale, transfer or other disposition of any or all of the equity or assets of the Surviving Corporation) for 60 days following the expiration of the statute of limitations applicable thereto.

(c)Purchaser Representations. The representations and warranties made by Purchaser and Merger Sub shall survive the Closing and shall expire on the Termination Date; provided, however, that if, at any time prior to the Termination Date any Securityholder Indemnitee delivers to Purchaser a Claim Notice, then the claim asserted in such notice shall survive the Termination Date until such time as such claim is fully and finally resolved pursuant to this Article 6. Covenants made by Purchaser or Merger Sub herein to be performed prior to the Closing shall survive until the Termination Date and covenants made by Purchaser or Merger Sub herein to be performed following the Closing shall survive until satisfied.

(d)Representations Not Limited. The representations, warranties, covenants and obligations of the parties, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnitees or any of their representatives.

(e)Exclusion of Materiality Qualifiers. For determining Losses, the representations and warranties of the Company shall not be deemed qualified by any references to materiality or material adverse effect.

(f)Fraud. Notwithstanding anything to the contrary contained in this Section 6.1, the expirations set forth in Section 6.1(a), 6.1(b), and 6.1(c) shall not apply in the case of claims based upon common law fraud as it relates to (i) the representations and warranties of the Company in Article 2 of this Agreement or (ii) the representations of Purchaser and Merger Sub in Article 3 of this Agreement.

6.2Indemnification.

(a)Securityholder Indemnification. From and after the Effective Time (but subject to the limitations in this Article 6), the Securityholder Indemnitors shall, in accordance with each Securityholder Indemnitor’s Pro Rata Share, hold harmless and indemnify the Purchaser Indemnitees, from and against, and shall compensate and reimburse the Purchaser Indemnitees for any Loss suffered or incurred by any of the Purchaser Indemnitees or to which any of the Purchaser Indemnitees may otherwise become subject (regardless of whether or not such Loss relates to any Third-Party Claim) and that arises from or as a result of:

(i)any inaccuracy in or breach of any representation or warranty made by Company in this Agreement;

(ii)any breach of any covenant or obligation, or any failure to comply therewith, of Company in this Agreement;

(iii)any Indebtedness and any Company Transaction Expenses, in each case to the extent not included in the Closing Payment Certificate or not paid by the Company prior to the Closing;

(iv)any claim by a Stockholder or former Stockholder of the Company or current or former holder of Options or Company Warrants, or any other Person, seeking to assert, or based upon (but for the avoidance of doubt, excluding any disputes with respect to exchange procedures described in Section 1.10):  (i) the ownership or rights to ownership of any shares of stock of the Company; (ii) any rights of a Stockholder or holder of Options or Company Warrants (other than the right to receive the consideration pursuant to this Agreement), including any option, preemptive rights or rights to notice or to vote; (iii) any rights under the Charter Documents; or (iv) any claim for appraisal or dissenters rights, including any payment in respect of Dissenting Shares in excess of the amount of payments otherwise payable to such holder of Dissenting Shares pursuant to the Consideration Spreadsheet;

(v)any inaccuracy in the Consideration Spreadsheet, as in effect from time to time;

(vi)any Pre-Closing Taxes;

(vii)any common law fraud as it relates to the representations and warranties of the Company in Article 2 of this Agreement; or

(viii)any Losses related to the matters set forth on Part 6.2(a)(vii) of the Disclosure Schedules.

(b)Purchaser Indemnification. From and after the Effective Time (but subject to the limitations in this Article 6), each of Purchaser, Merger Sub and their Affiliates (the “Purchaser Indemnitors”) shall hold harmless and indemnify the Securityholders and their Affiliates (the “Securityholder Indemnitees”), from and against, and shall compensate and reimburse the Securityholder Indemnitees for any Loss which is suffered or incurred by any of the Securityholder Indemnitees or to which any of the Securityholder Indemnitees may otherwise become subject (regardless of whether or not such Loss relates to any Third-Party Claim) and that arises from or as a result of:

(i)any inaccuracy in or breach of any representation or warranty made by Purchaser or Merger Sub in Article 3 this Agreement;

(ii)any breach of any covenant or obligation, or any failure to comply therewith, of Purchaser or Merger Sub in this Agreement; or

(iii)any common law fraud committed by or on behalf of Purchaser or Merger Sub, in each case, in making the representations and warranties of Purchaser and Merger Sub in Article 3 of this Agreement.

(c)Damage to Purchaser. The parties acknowledge and agree that, if the Surviving Corporation suffers, incurs or otherwise becomes subject to any Loss as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of Company as a Purchaser Indemnitee) Purchaser shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Losses as a result of and in connection with such inaccuracy or breach.

6.3Limitations.

(a)Basket. Subject to Section 6.3(c), the Securityholder Indemnitors, on the one hand, or the Purchaser Indemnitors, on the other hand (each, an “Indemnitor”) shall not be required to make any indemnification payment pursuant to Section 6.2(a)(i) or 6.2(b)(i) until such time as the total amount of all Losses (including the Losses arising from such inaccuracy or breach and all other Losses arising from any other inaccuracies or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Purchaser Indemnitees, on the one hand, or the Securityholder Indemnitees, on the other (each, an “Indemnitee”), exceeds $250,000 in the aggregate (the “Threshold”). If the total amount of such Losses exceeds the Threshold, then the applicable Indemnitor shall only be required to pay or be liable for all such Losses in excess of the Threshold.

(b)Liability Cap. Subject to Section 6.3(c), the maximum aggregate amount that the Purchaser Indemnitees are entitled to recover from the Securityholder Indemnitors under Section 6.2(a)(i) is the amount of the Escrow Fund at such time as such claim is fully and finally resolved pursuant to this Article 6.

(c)Applicability of Basket and Liability Cap. The limitations set forth in Sections 6.3(a) and (b) shall not apply: (i) in the case of common law fraud as it relates to the representations and warranties of the Company in Article 2 of this Agreement; and (ii) to the matters referred to in Section 6.2(a)(i) in the case of breach of any Fundamental Representations. In the case of a breach of any Fundamental Representations, the maximum aggregate amount that the Purchaser Indemnitees are entitled to recover from each Securityholder Indemnitor under Section 6.2(a)(i) is the amount of the Merger Consideration paid to such Securityholder. With respect to CZI and MSDF, the maximum aggregate amount that the Purchaser Indemnitee is entitled to recover from each such Securityholder Indemnitor with respect to the matters referred to in Section 6.2(a)(vii) is the amount of Merger Consideration paid to each such Securityholder Indemnitor.

(d)Exclusive Remedy. Except in the case of claims of common law fraud, claims for indemnification, compensation and reimbursement brought in accordance with and subject to this Article 6 shall be the sole and exclusive remedy of any Indemnitee for monetary Losses from and after the Closing Date with respect to breaches of this Agreement by the applicable party. Without limiting the generality of the foregoing, nothing contained in this Agreement shall limit the rights of any Indemnitee to seek or obtain injunctive relief, including specific performance, or any other equitable remedy to which such Indemnitee is otherwise entitled and attorney’s fees and costs pursuant to Section 9.3 of this Agreement. The parties acknowledge that, other than as expressly provided in this Agreement or any other agreement entered into in connection with the Merger, (i) no current or former shareholder, stockholder, director, officer, employee, Affiliate or advisor of the Company has made or is making any representations or warranties whatsoever regarding the Company or the subject matter of this Agreement, express or implied, and (ii) except as expressly provided in Article 2, the Company has not made and is not making, and Purchaser is not relying upon, any representations or warranties whatsoever regarding the Company or the subject matter of this Agreement, express or implied.

(e)Tax Benefits. The amount of Losses that any Indemnitee may recover pursuant to this Article 6 shall be reduced by an amount equal to any Tax benefit actually realized by way of a reduction in cash Taxes payable as a result of such Loss by such Indemnitee within the Tax year in which such Loss occurred.

6.4No Contribution. Each Securityholder Indemnitor waives, and acknowledges and agrees that he, she, or it shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against Company in connection with any indemnification obligation or any other liability to which he may become subject under or in connection with this Agreement or any other Transactional Agreement.

6.5Reserved.

6.6Defense of Third-Party Claims.

(a)Third-Party Claims. If any Indemnitee receives notice of the assertion or commencement of any Legal Proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a representative of the foregoing (a “Third-Party Claim”) against such Indemnitee with respect to which the Indemnitor is obligated to provide indemnification under this Agreement, the Indemnitee shall give the Indemnitor reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnitor of its indemnification obligations, except and only to the extent that the Indemnitor forfeits rights or defenses by reason of such failure. Such notice by the Indemnitee shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnitee. The Indemnitor shall have the right to participate in, or by giving written notice to the Indemnitee (which notice shall irrevocably acknowledge the Indemnitor’s responsibility for such Third-Party Claim without reservation of any rights but subject to the limitations contained in this Article 6), to assume the defense of any Third-Party Claim at the Indemnitor’s expense and by the Indemnitor’s own counsel, and the Indemnitee shall cooperate in good faith in such defense; provided, however, that if the Indemnitor is a Securityholder Indemnitor, such Indemnitor shall not have the right to defend or direct the defense of any such Third-Party Claim that (i) is asserted directly by or on behalf of a Person that is a customer of Company, (ii) seeks an injunction or other equitable relief against the Indemnitee, (iii) involves any criminal or quasi-criminal action, suit or proceeding, (iv) alleges the Company Software infringes the Intellectual Property Rights of a third party, or (v) as to which the Indemnitee believes an adverse determination would result in Losses that would exceed the limitations on the right of the Indemnitee to indemnification contained in Section 6.3, as the case may be. In the event that the Indemnitor assumes the defense of any Third-Party Claim, subject to Section 6.6(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnitee. The Indemnitee shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnitor’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnitee, provided, however, that if in the reasonable opinion of counsel to the Indemnitee, (A) there are legal defenses available to an Indemnitee that are different from or additional to those available to the Indemnitor; or (B) there exists a conflict of interest between the Indemnitor and the Indemnitee that cannot be waived, the Indemnitor shall be liable for the reasonable fees and expenses of counsel to the Indemnitee in each jurisdiction for which the Indemnitee determines counsel is required. If the Indemnitor elects not to compromise or defend such Third-Party Claim, fails to promptly notify the Indemnitee in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third-Party Claim, the Indemnitee may, subject to Section 6.6(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Stockholders’ Agent and Purchaser shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including keeping the party not controlling the defense of such Third-Party Claim advised of the status of such Third-Party Claim and the defense thereof, making available (subject to the provisions of any confidentiality agreement) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim. If the Indemnitor is not handling the defense, it shall be entitled to participate in the defense at its own cost and expense.

(b)Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnitor shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnitee, except as provided in this Section 6.6(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnitee and provides, in customary form, for the unconditional release of each Indemnitee from all liabilities and obligations in connection with such Third-Party Claim and the Indemnitor desires to accept and agree to such offer, the Indemnitor shall give written notice to that effect to the Indemnitee. If the Indemnitee fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnitee may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnitor as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnitee fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnitor may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnitee has assumed the defense pursuant to Section 6.6(a), it shall not agree to any settlement without the written consent of the Indemnitor (which consent shall not be unreasonably withheld or delayed).

6.7Claims Procedures. Subject to the provisions of Sections 6.3 and 9.7(c), any claim for indemnification, compensation or reimbursement pursuant to Article 6 shall be made as follows:

(a)If any Indemnitee has or claims in good faith to have incurred or suffered Losses for which it is or may be entitled to indemnification, compensation or reimbursement under Article 6, such Indemnitee may deliver a Claim Notice to Indemnitor, as applicable. Each Claim Notice shall: (i) state that the Indemnitee believes in good faith that the Indemnitee is entitled to indemnification, compensation or reimbursement under Article 6; (ii) contain a brief description of the facts and circumstances supporting the Indemnitee’s claim; and (iii) if practicable, contain a non-binding, preliminary, good faith estimate of the amount to which the Indemnitee claims to be entitled (the aggregate amount of such estimate, as it may be modified by the Indemnitee in good faith from time to time, being referred to as the “Claimed Amount”).

(b)During the 20-Business Day period commencing upon receipt by Stockholders’ Agent or Purchaser, as applicable, of a Claim Notice from an Indemnitee (the “Dispute Period”), the Indemnitor may deliver to the Indemnitee a written response (the “Claims Response Notice”) in which the Indemnitor: (i) agrees that the full Claimed Amount is owed to the Indemnitee; (ii) agrees that part, but not all, of the Claimed Amount is owed to the Indemnitee; or (iii) indicates that no part of the Claimed Amount is owed to the Indemnitee. If the Claims Response Notice is delivered in accordance with clause “(ii)” or “(iii)” of the preceding sentence, the Claims Response Notice shall also contain a brief description of the facts and circumstances supporting the Indemnitor’s claim that only a portion or no part of the Claimed Amount is owed to the Indemnitee, as the case may be (any part of the Claimed Amount that is not agreed to be owed to the Indemnitee pursuant to the Indemnitee’s Claim Notice being referred to as the “Contested Amount”). If a Claims Response Notice is not received by the Indemnitee from the Indemnitor prior to the expiration of the Dispute Period, then the Indemnitor shall be conclusively deemed to have agreed that an amount equal to the full Claimed Amount is owed to the Indemnitee.

(c)If no Claims Response Notice is received by the Indemnitee from the Indemnitor prior to the expiration of the Dispute Period, then the Indemnitor shall make the applicable payment to such Indemnitee, subject to Section 6.3.

(d)If the Indemnitee in the Claims Response Notice agrees that part, but not all, of the Claimed Amount is owed to the Indemnitee (the “Agreed Amount”), then the Indemnitor may, at its option, pay the Agreed Amount to the Indemnitee.

(e)If any Claims Response Notice expressly indicates that there is a Contested Amount, the Indemnitor and the Indemnitee shall attempt in good faith to resolve the dispute related to the Contested Amount. If the Indemnitor and the Indemnitee resolve such dispute, such resolution shall be binding on the Indemnitor and the Indemnitee and a settlement agreement stipulating the amount owed to such Indemnitee (the “Stipulated Amount”) shall be signed by the Indemnitee and the Indemnitor.

(f)In the event that there is a dispute relating to any Claim Notice or Contested Amount (whether it is a matter between the Indemnitee, on the one hand, and the Indemnitor, on the other hand, or it is a matter that is subject to a claim or Legal Proceeding asserted or commenced by a third party brought against the Indemnitee or Company in a litigation or arbitration), a Legal Proceeding to resolve such dispute, may be brought in accordance with Section 9.7(b).

6.8Payment to Securityholders from the Escrow Fund.

(a)Escrow Period Termination Release. Within five (5) Business Days following the one-year anniversary of the Closing Date, Purchaser shall (1) deliver to Stockholders’ Agent a certificate signed by an officer of Purchaser (an “Escrow Distribution Certificate”) containing: (i) a list of Claim Notices which have been delivered to Stockholders’ Agent that either have not been resolved or have been resolved but for which distributions of Escrow Shares to Purchaser from the Escrow Fund are still to be made and have not yet been made (such listed Claim Notices, the “Open Claims”); (ii) the individual and aggregate amount of all Losses subject to Open Claims; and (iii) the aggregate number of Escrow Shares to be retained in the Escrow Fund in respect of such Open Claims, which shall be determined by dividing (A) the aggregate amount of all Losses subject to Open Claims by (B) the Purchaser Common Stock Price (the “Retained Shares”); and (2) Purchaser shall promptly instruct the Exchange Agent to distribute to the Securityholders in accordance with their respective Pro Rata Share an amount equal to the amount then remaining in the Escrow Fund minus the Retained Shares, if any (any such released Escrow Shares, the “Released Shares”).

(b)Post-Escrow Period Release. Within five (5) Business Days following the resolution of any Open Claim where Purchaser is not entitled to the full amount of Losses included in the Escrow Distribution Certificate with respect to such Open Claim, Purchaser shall (1) deliver to Stockholders’ Agent a certificate signed by an officer of Purchaser (a “Subsequent Distribution Certificate”) containing: (i) a list of Claim Notices which have been delivered to Stockholders’ Agent but either have not been resolved or have been resolved but for which distributions of Escrow Shares to Purchaser from the Escrow Fund are still to be made and have not yet been made (such listed Claim Notices, the “Remaining Open Claims”); (ii) the individual and aggregate amount of all Losses subject to Remaining Open Claims; and (iii) the aggregate number of Escrow Shares to be retained in the Escrow Fund in respect of such Remaining Open Claims, which shall be determined by dividing (A) the aggregate amount of all Losses subject to Remaining Open Claims by (B) the Purchaser Common Stock Price (the “New Retained Shares”); and (2) Purchaser shall promptly instruct the Exchange Agent to distribute to the Securityholders in accordance with their respective Pro Rata Share an amount equal to the amount then remaining in the Escrow Fund minus the New Retained Shares, if any (any such remainder, the “Subsequent Released Shares”).

6.9Treatment of Escrow Shares Distributed or Released from Escrow Fund. Any Escrow Shares received pursuant to this Article 6 shall be treated for all purposes, including for U.S. federal and applicable state and local Tax purposes, as an adjustment to the Purchase Price to the maximum extent permitted by applicable Legal Requirements. Escrow Shares shall be treated as owned by Purchaser for U.S. federal and applicable state and local Tax purposes until distributed to the Securityholders pursuant to Section 6.8.

6.10No Duplication of Recovery. Any Losses for

which any Indemnitee is entitled to indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such Losses constituting a breach of more than one representation, warranty, covenant or agreement. Furthermore, no Indemnitee shall have any indemnification obligations hereunder for any Losses arising out of a breach of or inaccuracy of any representation, warranty, covenant, or agreement set forth in this Agreement (and the amount of any such Losses incurred in respect of such breach or inaccuracy shall not be included in the calculation of any limitations on indemnification set forth herein) solely to the extent Losses arising from such matter giving rise to such breach or inaccuracy were included in the Company Transaction Expenses or Indebtedness of the Company for purposes of determining adjustments to the Net Closing Participating Merger Consideration.

6.11Other Matters. Notwithstanding anything in this Agreement to the contrary, no party will be entitled to indemnification or reimbursement under any provision of this Agreement for any amount to the extent such party or its Affiliate has been indemnified or reimbursed for such amount under any other provision of this Agreement, or any other document executed in connection with this Agreement or otherwise.

7.	Tax Covenants

7.1Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Transactional Agreements (including any real property transfer Tax and any other similar Tax) shall be borne and paid when due in equal proportions by Purchaser on the one hand and Securityholders on the other hand. Purchaser shall timely file any Tax Return or other document with respect to such Taxes or fees.

7.2Consolidated Group.  Purchaser shall cause Company to join its “consolidated group” (within the meaning of Treasury Regulations Section 1.1502-1(h)) effective as of the beginning of the day on the day following the Closing Date.  To the extent permitted by applicable Legal Requirement, the Parties agree as follows: (i) to treat Company as having a taxable year that ends for income Tax purposes as of the end of the day on the Closing Date; (ii) to allocate all items accruing on the Closing Date to Company’s taxable period ending on the Closing Date pursuant to Treasury Regulations Section 1.1502-76(b)(1)(ii)(A)(1) (and not pursuant to the “next day” rule under Treasury Regulations Section 1.1502-76(b)(1)(ii)(B) or pursuant to the ratable allocation method under Treasury Regulations Section 1.1502-76(b)(2)(ii) or 1.1502-76(b)(2)(iii)); (iii) to report all items of taxable income or gain of Company arising on the Closing Date from any transaction or event taken at the direction of Purchaser or any of its Affiliates outside of the ordinary course of business and not specifically contemplated by this Agreement on Purchaser’s federal income Tax Return to the extent permitted under Treasury Regulations Section 1.1502-76(b)(1)(ii)(B); (iv) to not elect to waive a carryback of net operating losses; (v) if any success-based fees are deemed to be deductible, to elect under Revenue Procedure 2011-29, 2011-18 IRB to treat 70% of any success-based fees as deductible on the Pre-Closing Tax Returns; and (vi) to allocate Transaction Deductions to the Pre-Closing Tax Period.

7.3Tax Returns. Purchaser shall prepare and file, or cause to be prepared and filed, all Tax Returns required to be filed by Company after the Closing Date with respect to a Pre-Closing Tax Period (including, for the avoidance of doubt, any Straddle Period). Except as provided in Section 7.2, any such Tax Return shall be prepared in a manner consistent with past practice of Company (unless otherwise required by Legal Requirement).  Any such Tax Returns shall be submitted by Purchaser to Stockholders’ Agent (together with schedules, statements and, to the extent requested by Stockholders’ Agent, supporting documentation) at least 30 days prior to the due date (including extensions) of such Tax Return for Stockholders’ Agent review and approval. To the extent the Parties cannot resolve any disputes with respect to any such Tax Return, the dispute shall be referred to a nationally recognized accounting form mutually agreeable to the Parties, whose determination will be final. If the accounting firm is unable to resolve any dispute before the due date for filing such Tax

Return, the Tax Return shall be filed as initially prepared by Purchaser and then amended to reflect the accounting firm’s resolution. The costs of the accounting firm shall be borne by the Party that loses the dispute.

7.4Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins on or before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a)in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date provided, however, that exemptions, allowances or deductions that are calculated on an annual basis (such as the deductions for depreciation and real estate taxes) will be apportioned between the Pre-Closing Tax Period and the post-Closing Tax period in a manner consistent with the methodology described in clause (b) below; and

(b)in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

7.5Elections. Neither Purchaser nor any of its Affiliates shall make an election under Section 338 or 336(e) of the Code (or any comparable provision of foreign, state or local Legal Requirement) in respect of the transactions contemplated by this Agreement.

7.6Pre-Closing Tax Returns. Unless otherwise required by applicable Law, without the prior written consent (not to be unreasonably withheld, conditioned or delayed) of Stockholders’ Agent, neither Purchaser nor its Affiliates (including the Surviving Corporation) shall (a) file any amended Tax Return of Company with respect to any Pre-Closing Tax Period, (b) make or change any Tax election of Company that has retroactive effect to any Pre-Closing Tax Period (other than a Straddle Period), (c) file any private letter ruling or similar request with respect to Taxes or Tax Returns of Company for any Pre-Closing Tax Period (other than a Straddle Period), (d) enter into any voluntary disclosure program with respect to Company for any Pre-Closing Tax Period (other than a Straddle Period), or (e) surrender any right to claim a refund of Taxes with respect to any Pre-Closing Tax Period, if such action could reasonably be expected to have the effect of decreasing any amounts payable to the Securityholders under this Agreement or increasing an amount the Securityholders are required to indemnify for under this Agreement.

7.7Overpayment. Any refunds for Taxes or credits for overpayment of Taxes (including any interest in respect thereof) received by Purchaser, the Surviving Corporation or any of their Affiliates with respect to any Taxes of Company or its Subsidiaries for a Pre-Closing Tax Period shall be for the benefit of the Securityholders. Purchaser shall, or shall cause its Affiliates, including the Surviving Corporation, to elect to receive all overpayments of Taxes attributable to Pre-Closing Tax Periods in the form of a cash refund to the maximum extent permitted by Legal Requirement. Purchaser shall pay to the Securityholders any such refund or the amount of any such credit in lieu of a cash refund within five (5) days of receipt thereof.

7.8Continuation of Business on Closing Date. For the portion of the Closing Date after the Closing, other than the transactions expressly contemplated hereby, Purchaser shall cause Company and its Subsidiaries to carry on their business only in the ordinary course in the same manner as heretofore conducted.

7.9Contests. Purchaser agrees to give prompt written notice to Stockholders’ Agent of the receipt of any written notice by Company, Purchaser or any of Purchaser’s Affiliates which involves the assertion of any claim, or the commencement of any action, claim or Legal Proceeding in respect of a Tax for a Pre-Closing Tax Period (a “Tax Claim”); provided, that failure to comply with this provision shall not affect

Purchaser’s right to indemnification hereunder unless the indemnifying party is adversely prejudiced due to such failure to comply. Stockholders’ Agent shall have the right to control the contest or resolution of any Tax Claim; provided, however, that Stockholders’ Agent shall obtain the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of any such claim if Purchaser would be materially adversely affected thereby; and, provided further, that Purchaser shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Purchaser. Notwithstanding anything to the contrary in Section 6.6, the procedures of this Section 9 and not the procedures set forth in Section 6.6 shall apply with respect to the conduct of such Tax Claim.

7.10Cooperation and Exchange of Information. Stockholders’ Agent, Company and Purchaser shall provide each other with such cooperation and information as either of them reasonably may request of the others in filing any Tax Return pursuant to this Section 7 or in connection with any audit or other proceeding in respect of Taxes of Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Stockholders’ Agent, Company and Purchaser shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by any of the other parties in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of Company for any taxable period beginning before the Closing Date, Stockholders’ Agent, Company or Purchaser (as the case may be) shall provide the other parties with reasonable written notice and offer the other parties the opportunity to take custody of such materials.

7.11Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 7 shall survive for the full period of all applicable statues of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days.

8.	Termination

8.1Termination. This Agreement may be terminated at any time prior to the Closing:

(a)by the mutual written consent of the Company and Purchaser;

(b)by Purchaser by written notice to the Company if:

(i)none of Purchaser or Merger Sub is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Company pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article 5 and such breach, inaccuracy or failure has not been cured by the Company within ten days of the Company’s receipt of written notice of such breach from Purchaser; or

(ii)any of the conditions set forth in Section 5.1 or Section 5.2 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by April 19, 2019, unless such failure shall be due to the failure of Purchaser to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)by the Company by written notice to Purchaser if:

(i)the Company is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Purchaser or Merger Sub pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article 5 and such breach, inaccuracy or failure has not been cured by Purchaser or Merger Sub within ten days of such party’s receipt of written notice of such breach from the Company; or

(ii)any of the conditions set forth in Section 5.1 or Section 5.3 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by April 19, 2019, unless such failure shall be due to the failure of the Company to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d)by Purchaser or the Company if there shall be any law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or any Governmental Body shall have issued an Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

8.2Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)as set forth in this Article 8, Section 4.2(b) and Article 9 hereof; and

(b)that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

9.	Miscellaneous Provisions

9.1Stockholders’ Agent.

(a)Appointment. By virtue of their adoption of this Agreement, acceptance of consideration under this Agreement and delivery of the Letters of Transmittal and Joinder Agreements or Surrender Agreement, each Securityholder irrevocably nominates, constitutes and appoints Shareholder Representative Services LLC as the exclusive agent and true and lawful attorney-in-fact of the Securityholders (the “Stockholders’ Agent”), with full power in his, her or its name and on his, her or its behalf to act according to the terms of this Agreement and the Stockholders’ Agent Engagement Agreement, and in general to do all things and to perform all acts including executing and delivering any agreements, amendments, certificates, receipts, instructions, notices or instruments contemplated by, or deemed advisable in connection with this Agreement and the agreements ancillary thereto, and Shareholder Representative Services LLC hereby accepts its appointment as Stockholders’ Agent.

(b)By their adoption of this Agreement, acceptance of consideration under this Agreement, or the delivery of the Letter of Transmittal and the Joinder Agreements or Surrender Agreement, the Securityholders shall be deemed to have agreed to the following, in addition to the foregoing:

(i)Authority. The Securityholders grant to Stockholders’ Agent full authority to (1) execute, deliver, acknowledge, certify and file on behalf of such Securityholders (in the name of any or all of the Securityholders or otherwise) any and all documents that Stockholders’ Agent may, in his sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as Stockholders’ Agent may, in its sole discretion, determine to be appropriate, in performing its duties as contemplated by Section 9.1(a), (B) give and receive notices and other communications relating to this Agreement and the transactions contemplated hereby (except to the extent that this Agreement contemplates that such notice or communication shall be given or received by a Securityholder individually), (C) take or refrain from taking any actions (whether by negotiation, settlement, litigation or otherwise) to resolve or settle all matters and disputes arising out of or related to this Agreement or the transactions contemplated hereby, and (D) engaging attorneys, accountants, financial and other advisors, paying agents and other Persons necessary or appropriate in the judgment of the Stockholders’ Agent for the accomplishment of the foregoing; provided that the Stockholders’ Agent shall have no obligation to act on behalf of the Securityholders except as expressly provided herein or in the Stockholders’ Agent Engagement Agreement, and for purposes of clarity, there are no obligations of the Stockholders’ Agent in any ancillary agreement, schedule, exhibit or the Disclosure Schedule. Notwithstanding anything to the contrary contained herein or in any other agreement executed in connection with the Merger and the transactions contemplated by this Agreement: (i) each Purchaser Indemnitee shall be entitled to deal exclusively with Stockholders’ Agent on all matters relating to any claim for indemnification, compensation or reimbursement under Article 6 and any purchase price adjustment under Section 1.15; and (ii) each Purchaser Indemnitee shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Securityholder by Stockholders’ Agent, and on any other action taken or purported to be taken on behalf of any Securityholder by Stockholders’ Agent, as fully binding upon such Securityholder.

(ii)Liability of Stockholders’ Agent. All actions, decisions and instructions of the Stockholders’ Agent shall be conclusive and binding upon each of the Securityholders.  No Securityholder shall have any cause of action against the Stockholders’ Agent, and the Stockholders’ Agent Group will not be liable for any action taken or omitted, decision made or instruction given by the Stockholders’ Agent in connection with this Agreement, the Stockholders’ Agent Engagement Agreement or the agreements ancillary hereto, except for fraud, willful misconduct or gross negligence on the part of the Stockholders’ Agent, and all defenses which may be available to any Securityholder to contest, negate or disaffirm the action of the Stockholders’ Agent taken in good faith under this Agreement or the Stockholders’ Agent Engagement Agreement are waived.

(iii)the Stockholders’ Agent shall be entitled to: (A) rely upon the Consideration Spreadsheet, (B) rely upon any signature believed by it to be genuine, and (C) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Company Securityholder or other party.

(iv)the provisions of this Section 9.1 and the powers, immunities and rights to indemnification granted to the Stockholders’ Agent Group hereunder (A) are independent and severable, are irrevocable and coupled with an interest, shall survive the death, incompetence, bankruptcy or liquidation of any Securityholder and shall be binding on any successor thereto, and (B) shall be enforceable notwithstanding any rights or remedies that any Securityholder may have in connection with the transactions contemplated by this Agreement and (C) shall survive the delivery of an assignment by any Securityholder of the whole or any fraction of his, her or its interest in the Escrow Fund.

(c)At the Closing, Purchaser shall cause to be deposited, in an account designated by the Stockholders’ Agent, (i) $200,000 (the “Stockholders’ Agent Reserve”).  Each Securityholder will contribute to the Stockholders’ Agent Reserve out of the cash portion of their Merger Consideration in accordance with their Pro Rata Share. The Stockholders’ Agent Reserve may be applied as the Stockholders’ Agent, in its sole discretion, determines to be appropriate to defray, offset, or pay any charges, fees, costs, liabilities, charges, losses, fines, damages, claims, forfeitures, actions, judgments, amounts paid in settlement, or expenses (including fees, disbursements and costs of counsel and other skilled professionals and in connection with seeking recovery from insurers) that the Stockholders’ Agent incurred in connection with the transactions contemplated by this Agreement, the Stockholders’ Agent Engagement Agreement and any agreements related hereto or thereto, including in connection with the evaluation or defense of any claim for indemnification under this Agreement, (the “Stockholders’ Agent Expenses”).  The Stockholders’ Agent will hold these funds in an account separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. The Securityholder will not receive any interest or earnings on the Stockholders’ Agent Reserve and irrevocably transfer and assign to the Stockholders’ Agent any ownership right that they may otherwise have had in any such interest or earnings. The Stockholders’ Agent is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Stockholders’ Agent Reserve other than as a result of its gross negligence or willful misconduct.  The Stockholders’ Agent is not acting as a withholding agent or in any similar capacity in connection with the Stockholders’ Agent Reserve, and has no tax reporting or income distribution obligations. Subject to Advisory Group approval, the Stockholders’ Agent may contribute funds to the Stockholders’ Agent Reserve from any consideration otherwise distributable to the Securityholders.  The balance of the Stockholders’ Agent Reserve held pursuant to this Section 9.1(c), if any, shall, at the sole discretion of the Stockholders’ Agent and at such time to be determined in the sole discretion of the Stockholders’ Agent, be distributed, to the Payment Agent for further distribution to the Securityholders.  Prior to any such distribution of the Stockholders’ Agent Reserve, the Stockholders’ Agent shall deliver to Purchaser an updated Consideration Spreadsheet (which need not be certified) setting forth the portion of the Stockholders’ Agent Reserve payable to each Securityholder and Purchaser may rely on such updated Consideration Spreadsheet for purposes of completing Purchaser’s payment obligations pursuant to this Agreement.

(d)Certain Securityholders have entered into an engagement agreement (the “Stockholders’ Agent Engagement Agreement”) with the Stockholders’ Agent to provide direction to the Stockholders’ Agent in connection with its services under this Agreement and the Stockholders’ Agent Engagement Agreement (such Stockholders, collectively referred to as the “Advisory Group”).  As between the Securityholders and the Stockholders’ Agent, neither the Stockholders’ Agent nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (in their capacities as such) (collectively, the “Stockholders’ Agent Group”) shall be liable to the Securityholders for any act done or omitted hereunder, under the Stockholders’ Agent Engagement Agreement or any agreement ancillary hereto or thereto while acting in good faith, and any act done or omitted to be done pursuant to the advice of counsel shall be conclusive evidence of such good faith; provided, that for the avoidance of doubt the foregoing exculpation in favor of the Advisory Group shall not prejudice the Securityholders’ Agent’s rights to indemnification pursuant to the following sentence from the members of the Advisory Group in their capacity as Securityholders.  The Stockholders’ Agent Group shall be indemnified, defended and held harmless and reimbursed by the Securityholders against any Stockholders’ Agent Expenses arising out of or in connection with the Stockholders’ Agent Group’s execution and performance of this Agreement, the Stockholders’ Agent Engagement Agreement and any agreements ancillary hereto or thereto, in each case as such Stockholders’ Agent Expense is suffered or incurred; provided, that in the event that any such Stockholders’ Agent Expense is finally adjudicated to have been directly caused by the bad faith, gross negligence or willful misconduct of the Stockholders’ Agent, the Stockholders’ Agent will reimburse the Securityholders the amount of such indemnified Stockholders’ Agent Expense to the extent attributable to such bad faith, gross negligence or willful misconduct. If not paid directly to the Stockholders’ Agent, any such Stockholders’ Agent Expenses may be recovered, at the election of the Stockholders’ Agent, at any time first, from the Stockholders’ Agent Reserve, to the extent any funds remain in such fund, second, from any distribution of the Escrow Fund otherwise distributable to the Securityholders at the time of distribution, and third, directly from the Securityholders according to each Securityholder’s Pro Rata Share; provided, that while this section allows the Stockholders’ Agent to be paid from the aforementioned sources of funds, this does not relieve the

Securityholders from their obligation to promptly pay such Stockholders’ Agent Expenses as they are suffered or incurred, nor does it prevent the Stockholders’ Agent from seeking any remedies available to it at law or otherwise.  The Securityholders acknowledge that the Stockholders’ Agent shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement or the transactions contemplated hereby.  Furthermore, the Stockholders’ Agent shall not be required to take any action unless the Stockholders’ Agent has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Stockholders’ Agent against the costs, expenses and liabilities which may be incurred by the Stockholders’ Agent in performing such actions.  The immunities and rights to indemnification shall survive the resignation or removal of the Stockholders’ Agent or any member of the Advisory Group and the Closing or any termination of this Agreement. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Securityholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Stockholders’ Agent under this section.

(e)Replacement. If Stockholders’ Agent shall resign, dissolve, liquidate or otherwise be unable to fulfill its responsibilities hereunder, the Stockholders’ Agent Group shall (by consent of those Persons entitled to at least a majority of the Pro Rata Shares) be authorized to appoint a successor to Stockholders’ Agent. Any such successor shall succeed Stockholders’ Agent as Stockholders’ Agent hereunder. If for any reason there is no Stockholders’ Agent at any time, all references herein to Stockholders’ Agent shall be deemed to refer to the Securityholders.

9.2Fees and Expenses. Subject to Article 6 and as otherwise set forth in this Agreement, each party to this Agreement shall bear and pay all fees, costs and expenses that have been incurred or that are incurred in the future by such party in connection with the Merger and the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of: (a) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule) and all agreements, certificates and other instruments and documents delivered or to be delivered in connection with the Merger; (b) the preparation and submission of any filing or notice required to be made or given in connection with any of the Merger and the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of the Merger and the transactions contemplated by this Agreement; and (c) the consummation of the Merger.

9.3Attorneys’ Fees. Subject to Articles 6 and 7, if any Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party or parties shall be entitled to recover from the non-prevailing party or parties reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party or parties may be entitled).

9.4Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent via facsimile with confirmation of receipt, when transmitted and receipt is confirmed; (c) if sent by electronic mail, telegram, cablegram or other electronic transmission, upon delivery; (d) if sent by registered, certified or first class mail, the third Business Day after being sent; and (e) if sent by overnight delivery via a national courier service, one Business Day after being sent, in each case to the address, email address or facsimile telephone number set forth beneath the name of such party below (or to such other address, email address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto); provided that with respect to notices delivered to the Stockholders’ Agent, such notices must be delivered solely via facsimile or via email:

If to Purchaser:

Instructure, Inc.
6330 South 3000 East, Suite 700
Salt Lake City, UT 84121
Attention: Matthew Kaminer, General Counsel
Email: mkaminer@instructure.com

If to Company (prior to the Closing):

MasteryConnect, Inc.

175 W. 200 South, Suite 1000

Salt Lake City, Utah 84101

Attention:Mick Hewitt, CEO

Email: mick@masteryconnect.com

with a copy (which shall not constitute notice) to:

Holland & Hart LLP

222 Main St #2200, Salt Lake City, UT 84101

Attention: Jeffrey P. Steele, Esq.

Email: jpsteele@hollandhart.com

If to the Securityholders (after the Closing) or Stockholders’ Agent:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attention: Managing Director

Email: deals@srsacquiom.com

Facsimile: (303) 623-0294

Telephone: (303) 648-4085

9.5Headings. The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

9.6Counterparts and Exchanges by Electronic Transmission or Facsimile. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

9.7Governing Law; Indemnification Claims.

(a)Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

(b)Venue. Except as otherwise provided in Section 9.7(c), any Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement (including a Legal Proceeding based upon fraud) may be brought or otherwise commenced in any state or federal court located in the State of Delaware. Each party to this Agreement: (i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the State of Delaware (and each appellate court located in the State of Delaware) in connection with any such Legal Proceeding; (ii) agrees that each state and federal court located in the State of Delaware shall be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such Legal Proceeding commenced in any state or federal court located in the State of Delaware, any claim that such party is not subject personally to the jurisdiction of such court, that such Legal Proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient.

(c)Indemnification Claims. Any claim for indemnification, compensation or reimbursement pursuant to Article 6 shall be made in accordance with Section 6.7 (it being understood that, for the avoidance of doubt and without limiting any portion of Section 9.7(b), nothing in this Section 9.7(c) shall prevent the Indemnitees from seeking preliminary injunctive relief from a court of competent jurisdiction).

9.8Successors and Assigns. This Agreement shall be binding upon: (a) Company and its successors and assigns (if any); and (b) Purchaser and Merger Sub and their respective successors and assigns (if any). This Agreement shall inure to the benefit of: (i) Company; (ii) the Securityholders; (iii) Purchaser; (iv) Merger Sub; (v) the Surviving Corporation; and (vi) the respective personal representatives, executors, administrators, estates, heirs, successors and assigns (if any) of the foregoing. After the Closing, Purchaser may freely assign any or all of its interest in the Surviving Corporation and rights under this Agreement (including its indemnification rights under Article 6), in whole or in part, to any other Person without obtaining the Consent or approval of any other party hereto or of any other Person.

9.9Specific Performance. Subject to the terms of Section 6.3(d), the rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement, for the benefit of any other party to this Agreement: (a) such other party shall be entitled (in addition to any other remedy that may be available to it) to: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach; and (b) such other party shall not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Legal Proceeding.

9.10Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.11Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered by Purchaser and Stockholders’ Agent; provided that after any such adoption of this Agreement by the Requisite

Company Vote, no amendment shall be made which by Legal Requirements requires further approval of the Stockholders without the further approval of such Stockholders.

9.12Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

9.13Parties in Interest. Except for the provisions of Article 6, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

9.14Entire Agreement. This Agreement and the other agreements referred to herein, including the Mutual Non-Disclosure Agreement, set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

9.15Disclosure Schedule. The Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained herein permitting such disclosure, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify (a) the particular representation or warranty set forth in the corresponding numbered or lettered section herein permitting such disclosure and (b) any other representation or warranty that is contained in this Agreement to the extent the relevance of that reference as an exception to (or a disclosure for purposes of) such representation or warranty is reasonably apparent on the face of such reference.

9.16Construction.

(a)Currency. All references in this Agreement and in any Transactional Agreements to “$” and “Dollars” are to U.S. dollars.

(b)Ambiguities. The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)Including. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)References. Except as otherwise indicated, all references in this Agreement to “Sections,” “Schedules” and “Exhibits” are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement.

(e)Language. To the extent that this Agreement, any Transactional Agreement or any other agreements related to the transactions contemplated hereby are translated into a language other than English, and a conflict arises between the English language version and the translated version, the English version will control in all cases.

9.17Waiver of Conflicts. Purchaser and the Company agree that Purchaser shall not, and shall cause the Company not to, seek to have Holland & Hart LLP (“H&H”) disqualified from representing the Securityholders, the Stockholders’ Agent or any of their respective Affiliates in connection with any dispute that may arise between the Securityholders, the Stockholders’ Agent or any of their respective Affiliates, on the one hand, and Purchaser or any of its Affiliates, on the other, in connection with this Agreement or the transactions contemplated hereby.  In connection with any such dispute that may arise between the Securityholders, the Stockholders’ Agent or any of their respective Affiliates, on the one hand, and the Purchaser or any of its Affiliates, on the other, in connection with this Agreement or the transactions contemplated hereby the Securityholders and the Stockholders’ Agent (and not the Purchaser or the Company) shall have the right to decide whether or not to waive the attorney-client privilege (the “Retained Privilege”) that may apply to any communications between the Company and H&H that occurred before the Closing; provided, that nothing in this Section 9.17 shall be construed as a waiver of any attorney-client privilege.  Nothing in this Section 9.17 shall be construed as a waiver of any privilege controlled by Purchaser after the Closing (which for the avoidance of doubt excludes the Retained Privilege), nor shall anything herein be construed to permit H&H to communicate to the Securityholders, the Stockholders’ Agent or any of their respective Affiliates after the Closing any information subject to a privilege controlled by Purchaser or the Company (which for the avoidance of doubt excludes the Retained Privilege).  Notwithstanding any other provision herein, this Section 9.17 shall be irrevocable, and no term of this Section 9.17 may be amended, waived or modified, without the prior written consent of the Securityholders, the Stockholders’ Agent and H&H.

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The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

Instructure, Inc., a Delaware corporation By: /s/ Steven Kaminsky Name: Steven Kaminsky Title: Chief Financial Officer

Slick Rock Panda, Inc., a Delaware corporation By: /s/ Matthew Kaminer Name: Matthew Kaminer Title: President

MasteryConnect, Inc., a Delaware corporation By: /s/ Michael Hewitt Name: Michael Hewitt Title: Chief Executive Officer

Shareholder Representative Services LLC, Solely in its capacity As Stockholders’ Agent By: /s/ Kimberley Angilly Name: Kimberley Angilly Title: Director

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Adjusted Fully Diluted Shares Outstanding” means, without duplication, as of immediately prior to the Effective Time: (i) the aggregate number of shares of Company Common Stock issued and outstanding; plus (ii) the aggregate number of shares of Company Common Stock issuable upon the conversion of all outstanding shares of Company Series C Preferred Stock (at the then-effective conversion rate); plus (iii) the aggregate number of shares of Company Common Stock issuable upon the exercise of all Exercisable Options outstanding immediately prior to the Effective Time; plus (iv) the aggregate number of shares of Company Common Stock issuable upon the exercise of Exercisable Company Warrants outstanding immediately prior to the Effective Time (assuming, for this purpose, the conversion of any shares of Company Series C Preferred Stock issuable upon such exercise into shares of Company Common Stock (at the then-effective conversion rate)).

“Advisory Group” is defined in Section 9.1(d).

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Exercise Price” means the sum of the aggregate cash exercise prices of (1) all Exercisable Options and (2) Exercisable Company Warrants, in each case as of immediately prior to the Effective Time.

“Aggregate Liquidation Preference” means the sum of (A) the product of the Per Share Series S-1 Liquidation Preference multiplied by the aggregate number of shares of Company Series S-1 Prime Preferred Stock outstanding immediately prior to the Effective Time, (B) the product of the Per Share Series A Liquidation Preference multiplied by the aggregate number of shares of Company Series A Prime Preferred Stock outstanding immediately prior to the Effective Time, (C) the product of the Per Share Series A-1 Liquidation Preference multiplied by the aggregate number of shares of Company Series A-1 Prime Preferred Stock outstanding immediately prior to the Effective Time, (D) the product of the Per Share Series B Liquidation Preference multiplied by the aggregate number of shares of Company Series B Prime Preferred Stock outstanding immediately prior to the Effective Time, (E) the product of the Per Share Series B-1 Liquidation Preference multiplied by the aggregate number of shares of Company Series B-1 Prime Preferred Stock outstanding immediately prior to the Effective Time and (F) the product of the Per Share Series C Liquidation Preference multiplied by the aggregate number of shares of Company Series C Preferred Stock outstanding immediately prior to the Effective Time.

“Aggregate Liquidation Preference Cash” means an amount of cash equal to the sum of (A) the portion of the Per Share Series S-1 Liquidation Payment paid in cash multiplied by the aggregate number of shares of Company Series S-1 Prime Preferred Stock outstanding immediately prior to the Effective Time, (B) the portion of the Per Share Series A Liquidation Payment paid in cash multiplied by the aggregate number of shares of Company Series A Prime Preferred Stock outstanding immediately prior to the Effective Time, (C) the portion of the Per Share Series A-1 Liquidation Payment paid in cash multiplied by the aggregate number of shares of Company Series A-1 Prime Preferred Stock outstanding immediately prior to the Effective Time, (D) the portion of the Per Share Series B Liquidation Payment paid in cash multiplied by the aggregate number of shares of Company Series B Prime Preferred Stock outstanding immediately prior to the Effective Time, (E) the portion of the Per Share Series B-1 Liquidation Payment paid in cash multiplied by the aggregate number of shares of Company Series B-1 Prime Preferred Stock outstanding immediately prior to the Effective Time and (F) the portion of the Per Share Series C Liquidation Payment paid in cash multiplied by the aggregate number of shares of Company Series C Preferred Stock outstanding immediately prior to the Effective Time.

“Aggregate Liquidation Preference Shares” means a number of shares of Purchaser Common Stock equal to the sum of (A) the portion of the Per Share Series S-1 Liquidation Payment paid in shares of Purchaser Common Stock multiplied by the aggregate number of shares of Company Series S-1 Prime Preferred Stock outstanding immediately prior to the Effective Time, (B) the portion of the Per Share Series A Liquidation Payment paid in shares of Purchaser Common Stock multiplied by the aggregate number of shares of Company Series A Prime Preferred Stock outstanding immediately prior to the Effective Time, (C) the portion of the Per Share Series A-1 Liquidation Payment paid in shares of Purchaser Common Stock multiplied by the aggregate number of shares of Company Series A-1 Prime Preferred Stock outstanding immediately prior to the Effective Time, (D) the portion of the Per Share Series B Liquidation Payment paid in shares of Purchaser Common Stock multiplied by the aggregate number of shares of Company Series B Prime Preferred Stock outstanding immediately prior to the Effective Time, (E) the portion of the Per Share Series B-1 Liquidation Payment paid in shares of Purchaser Common Stock multiplied by the aggregate number of shares of Company Series B-1 Prime Preferred Stock outstanding immediately prior to the Effective Time and (F) the portion of the Per Share Series C Liquidation Payment paid in shares of Purchaser Common Stock multiplied by the aggregate number of shares of Company Series C Preferred Stock outstanding immediately prior to the Effective Time.

“Agreed Amount” is defined in Section 6.7(d).

“Agreement” is defined in the Preamble.

“Alternative Transaction” is defined in Section 4.3.

“Balance Sheet” is defined in Section 2.5(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in the United States of America are authorized or required by law to be closed for business.

“Certificate of Merger” is defined in Section 1.2.

“Change of Control Payment” means the aggregate amount, if any, of any severance, redundancy, notice, or change of control or other payment, expenditure or liability (whether contractual or as a result of any applicable Legal Requirement) of Company that arises or is expected to arise, is triggered or becomes due or payable, in whole or in part, as a direct result of the consummation (whether alone or in combination with any other event or circumstance) of the Merger, including all liabilities for the employer’s portion of any employment Taxes payable with respect to such payments.

“Charter Documents” is defined in Section 2.2.

“Claim Notice” is defined in Section 6.1(a).

“Claimed Amount” is defined in Section 6.7(a).

“Claims Response Notice” is defined in Section 6.7(b).

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“Closing” is defined in Section 1.2.

“Closing Date” is defined in Section 1.2.

“Closing Payment Certificate” means a certificate, signed by an executive officer of the Company on behalf of the Company, which (a) sets forth (i) a calculation of the payments to be made by Purchaser in accordance with Section 1.14(b) (iv) the identity of each Person entitled to a payment pursuant to Section 1.14(b), (v) the amount due to each such Person (before withholding Taxes, if any) and (vi) the applicable wire instructions for the account or accounts of such Person.

“Closing Waterfall Per Share Amount” means (A) an amount of cash equal to (1) the Net Closing Cash Participating Merger Consideration, divided by (2) the Adjusted Fully Diluted Shares Outstanding, plus (B) a number of shares of Purchaser Common Stock equal to (1) the Participating Merger Shares, divided by (2) the Adjusted Fully Diluted Shares Outstanding.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” is defined in the Preamble.

“Company Board” means the Board of Directors of Company.

“Company Board Recommendation” is defined in Section 2.19(b).

“Company Common Stock” means the shares of common stock, par value $0.001 per share, of Company.

“Company Contract” means any Contract to which Company is a party.

“Company Databases” is defined in Section 2.10(p).

“Company Employee” means any current or former employee, independent contractor, consultant or director of any of Company.

“Company Employee Agreement” means each management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other Contract between Company and any current Company Employee, other than any such management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other Contract with a Company Employee which is terminable “at will” without any obligation on the part of Company to make any payments or provide any benefits in connection with such termination, any employee proprietary information and inventions agreement or any form option notices and notices made in such form or form option grants and grants made in such form.

“Company Employee Plan” means any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, material fringe benefits or other material employee benefit plan (within the meaning of Section 3(3) of ERISA) or that provides material remuneration of any kind to any Company Employee, whether written, unwritten or otherwise, funded or unfunded, in each case, that is or has been maintained, contributed to, or required to be contributed to, by Company for the benefit of any Company Employee, or with respect to which Company has or may have any material liability, excluding any Company Employee Agreement.

“Company In-Licenses” is defined in Section 2.10(c).

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“Company IP” means all Intellectual Property Rights which Company owns (or purports to own), or has an exclusive license or similar exclusive right.

“Company IP Contract” means any Contract to which Company is bound, that contains any assignment or license of, or any covenant not to assert or enforce, or any other right to use or exploit, any Company IP or that otherwise relates to any transfer, license or assignment of Company IP or any Intellectual Property Right developed by, with or for Company.

“Company Out-Licenses” is defined in Section 2.10(d).

“Company Preferred Liquidation Payment” means the Per Share Series S-1 Liquidation Payment, Per Share Series A Liquidation Payment, Per Share Series A-1 Liquidation Payment, Per Share Series B Liquidation Payment, Per Share Series B-1 Liquidation Payment or Per Share Series C Liquidation Payment, as applicable.

“Company Preferred Stock” means the shares of the Company Series S-1 Prime Preferred Stock, Series A Prime Preferred Stock, Company Series A-1 Prime Preferred Stock, Company Series B Prime Preferred Stock, Company Series B-1 Prime Preferred Stock, and Company Series C Preferred Stock collectively.

“Company Privacy Policy” means each external or internal, privacy policy of Company governing: (a) the privacy of information collected by Company from users of any Company website, if any; (b) the collection, storage, disclosure, and transfer of any User Data or Personal Data; and (c) any employee information.

“Company Product” means any Company-owned software application (including software applications provided as firmware or embedded in hardware devices) and all versions of such software, or other Company-owned product or service that is currently being or at any time has been developed, manufactured, supported, distributed, licensed or sold by Company, as set forth on Part 2.10(a) of the Disclosure Schedules.

“Company Returns” is defined in Section 2.13(a).

“Company Series A Prime Preferred Stock” means the shares of the Company’s Series A Prime Preferred Stock, par value $0.001.

“Company Series A-1 Prime Preferred Stock” means the shares of the Company’s Series A-1 Prime Preferred Stock, par value $0.001.

“Company Series B Prime Preferred Stock” means the shares of the Company’s Series B Prime Preferred Stock, par value $0.001.

“Company Series B-1 Prime Preferred Stock” means the shares of the Company’s Series B-1 Prime Preferred Stock, par value $0.001.

“Company Series C Preferred Stock” means the shares of the Company’s Series C Preferred Stock, par value $0.001.

“Company Series S-1 Preferred Stock” means the shares of the Company’s Series S-1 Preferred Stock, par value $0.001.

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“Company Software” means any software (including firmware and other software embedded in hardware devices) that is owned by the Company and is currently or has been developed, used, marketed, distributed, made available, licensed or sold by Company (excluding any Shrink-Wrap Code).

“Company Stock” means the Company Common Stock and the Company Preferred Stock, collectively.

“Company Stock Certificates” is defined in Section 1.10(c).

“Company Transaction Expenses” means all of the following amounts, without duplication, to the extent not paid before Closing: all outstanding legal, financial advisory, investment banking (including the fee identified on Part 2.22 of the Disclosure Schedules), Stockholders’ Agent and accounting fees and expenses incurred by Company and Stockholders’ Agent in connection with the negotiation and consummation of the transactions contemplated hereby.

“Company Warrants” means the warrants of the Company identified on Schedule A.

“Consent” means approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Consideration Spreadsheet” is defined in Section 1.16(a) and attached as Schedule A.

“Contested Amount” is defined in Section 6.7(b).

“Contract” means any written, oral or other agreement, contract, subcontract, lease, license, covenant, understanding, arrangement, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

“CZI” means Chan Zuckerberg Education Initiative, LLC, a Delaware limited liability company.

“D&O Indemnified Person” is defined in Section 4.9(a).

“D&O Tail Policy” is defined in Section 4.9(a).

“DGCL” is defined in Section 1.1.

“Disclosure Schedule” means the schedule (dated as of the date of the Agreement) attached as Exhibit K delivered to Purchaser on behalf of Company and prepared in accordance with Section 9.15 of the Agreement.

“Dispute Period” is defined in Section 6.7(b).

“Dissenting Shares” is defined in Section 1.9.

“Effective Time” is defined in Section 1.2.

“Employee Option” means each Option granted to an Optionholder that was an employee of the Company for applicable employment Tax purposes at the time the Option was granted or at any time thereafter during the vesting period for such Option.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim or restriction of any nature (but excluding licenses).

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“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environment” includes: (a) any and all buildings, structures, fixtures, fittings, appurtenances, pipes, conduits, valves, tanks, vessels and containers whether above or below ground level; and (b) ambient air, land surface, sub-surface strata, soil, surface water, ground water, river sediment, marshes, wet lands, flora and fauna.

“Environmental Law” means: (a) the common law; and (b) all Legal Requirements, by-laws, orders, instruments, directives, decisions, injunctions and judgments of any government, local government, international, supranational, executive, administrative, judicial or regulatory authority or agency and all approved codes of practice (whether voluntary or compulsory) relating to the protection of the Environment or of human health or safety or welfare or to the manufacture, formulation, processing, treatment, storage, containment, labeling, handling, transportation, distribution, recycling, reuse, release, disposal, removal, remediation, abatement or clean-up of any contaminant and any amendment thereto and any and all regulations, orders and notices made or served thereunder or pursuant thereto).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Escrow Amount” means $3,208,500.

“Escrow Distribution Certificate” is defined in Section 6.8(a).

“Escrow Fund” is defined in Section 1.11.

“Escrow Pro Rata Share” means with respect to each Securityholder that had a portion of their allocation of Merger Consideration contributed to the Escrow Fund, the percentage equal to the amount of Merger Consideration attributable to each such Stockholder, Optionholder or Warrantholder, divided by the aggregate amount of Merger Consideration attributable to all such Securityholders who contributed to the Escrow Fund, as set forth on the Consideration Spreadsheet.

“Escrow Shares” is defined in Section 1.11.

“Exchange Agent” means Computershare Trust Company, NA.

“Exercisable Option” means an Option with an exercise price less than the Merger Consideration payable per share of Company Common Stock pursuant to Section 1.7(g).

“Exercisable Company Warrant” means a Company Warrant with an exercise price less than the Merger Consideration payable per share of the applicable Company Preferred Stock pursuant to Section 1.7.

“Financial Statements” is defined in Section 2.4(a).

“Fundamental Representations” means the representations and warranties set forth in Section 2.1 (Due Organization), Section 2.2(a) (Charter Documents), Section 2.3 (Capitalization), Section 2.7(a) (Good Title), Section 2.13 (Tax), Section 2.14 (Employee and Labor Matters; Benefit Plans), Section 2.18(b) (Legal Proceedings; Orders), Section 2.19 (Authority), and Section 2.22 (Brokers).

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“Future Payments” means collectively, any portion of the Escrow Fund or the Stockholders’ Agent Reserve that may become distributable to Securityholders pursuant to this Agreement.

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” mans any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Body.

“Indebtedness” means, without duplication, as of any time: (i) any indebtedness of Company for borrowed money and accrued but unpaid interest, premiums and penalties relating thereto; (ii) any indebtedness of Company evidenced by a note, bond, debenture or other similar security and accrued but unpaid interest, premiums and penalties relating thereto; (iii) any Liability with respect to any letter of credit, banker’s acceptance, performance bond or similar credit transaction; (iv) any lease that has been, or should be, accounted for as a capital lease on the balance sheet of Company; (v) without duplication of any Taxes included in Company Transaction Expenses, any unpaid Tax Liabilities attributable to a taxable period ending on or before the Closing Date; (vi) any obligations or indebtedness of a Person of a type that is referred to in clauses (i) through (v) above and which is either directly or indirectly guaranteed by, or secured by an Encumbrance upon any property or asset owned by, Company; (vii) any obligations under any interest rate derivative securities or interest rate cap, swap, collar or similar agreements, or financial, currency or commodity hedge, exchange or similar agreements or transactions; and (viii) all interest, prepayment premiums or penalties, and fees and expenses related to any of the foregoing (including any prepayment premiums payable as a result of the consummation of the transactions); provided, however, that for the avoidance of doubt, Indebtedness shall exclude any Company Transaction Expenses.

“Indemnitee” is defined in Section 6.3(a).

“Indemnitor” is defined in Section 6.3(a).

“Intellectual Property Rights” means all rights of the following types, under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, and copyrights; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other Company intellectual property rights in Technology; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(e)” above.

“Joinder Agreement” is defined in Section 1.10(a).

“Knowledge” An individual shall be deemed to have “Knowledge” of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter; or (b) an individual should have known such fact or other matter after reasonable inquiry. Company shall be deemed to have “Knowledge” of a particular fact or other matter if Michael Hewitt, Mark Pocock, Trenton Goble or Douglas Weber has Knowledge of such fact or other matter.

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“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by Company.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which Company holds any Leased Real Property, including the right to all security deposits and other amounts and instruments held by or on behalf of Company thereunder.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Letter of Transmittal” is defined in Section 1.10(a).

“Liability” means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

“Listed Contracts” is defined in Section 2.11(a).

“Loss” means losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; but excluding, in each case, any exemplary, punitive or unforeseeable consequential damages, except to the extent such damages are finally awarded and actually paid by an Indemnitor to an unaffiliated third party in connection with a Legal Proceeding against such Indemnitor.

“MasteryConnect B.V.” means MasteryConnect B.V., a wholly-owned subsidiary of the Company, incorporated in the Netherlands.

“Material Adverse Effect” means any change, event, effect, claim, circumstance or matter (each, an “Effect”) that (considered together with all other Effects) is or would or would reasonably be expected to become, materially adverse to: (a) the business, condition (financial or otherwise) or operations of Company taken as a whole; (b) Purchaser’s right to own the stock of the Surviving Corporation following the Merger; or (c) the ability of Company to perform any of its material covenants or obligations under this Agreement or under any other Contract or instrument executed, delivered or entered into in connection with any of the transactions contemplated by this Agreement; provided, however, that Effects directly resulting from any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) any changes (after the date hereof) in GAAP or Legal Requirements to the extent that such changes do not disproportionately affect Company as compared to similarly situated companies in the industries in which Company operates; (ii) any change in general economic, political or market conditions, including, without limitation, securities market conditions, in the industries or markets in which Company operates or

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affecting United States or foreign economies in general to the extent that such change does not disproportionately affect Company as compared to similarly situated companies in the industries in which Company operates; (iii) acts of war (whether or not declared), armed hostilities, or terrorism, or the escalation or worsening thereof to the extent that such conditions do not disproportionately affect Company as compared to similarly situated companies in the industries in which Company operates; (iv) any effect of the announcement of this Agreement or the Transactional Agreements, or the transactions contemplated hereby or thereby, shall not be deemed to have or constitute a Material Adverse Effect provided that such adverse changes or conditions do not disproportionately affect Company.

“Merger” is defined in the Recitals.

“Merger Consideration” means the (i) Net Closing Cash Participating Merger Consideration, plus (ii) the Merger Shares, plus (iii) the Aggregate Liquidation Preference Cash, minus (iv) the Aggregate Exercise Price.

“Merger Shares” means (i) the Aggregate Liquidation Preference Shares, plus (ii) the Participating Merger Shares.

“Merger Sub” is defined in the Preamble.

“MSDF” means Michael & Susan Dell Foundation, a Texas nonprofit corporation.

“Mutual Non-Disclosure Agreement” is defined in Section 4.2(b).

“Net Closing Cash Participating Merger Consideration” means (A) the Net Closing Participating Merger Consideration, multiplied by (B) 0.70.

“Net Closing Participating Merger Consideration” means (A) the Purchase Price, minus (B) the Aggregate Liquidation Preference, plus (C) the Aggregate Exercise Price, minus (D) the Indebtedness, minus (E) any unpaid Company Transaction Expenses.

“New Retained Shares” is defined in Section 6.8(b).

“Non-Accredited Securityholder” is defined in Section 1.7(g).

“Non-Competition Agreements” is defined in Section 1.13(a)(viii).

“Non-Exercisable Option” means an Option with an exercise price greater than the Merger Consideration payable per share of Company Common Stock pursuant to Section 1.7(g).

“Offer Letters” is defined in Section 1.13(a)(vii).

“Open Claims” is defined in Section 6.8(b).

“Open Source Code” means any software code that is distributed as “free software” or “open source software” or is otherwise distributed publicly in source code form under terms that permit modification and redistribution of such software. Open Source Code includes software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community Source License.

“Option” means any option (whether vested or unvested) to purchase Company Common Stock outstanding immediately prior to the Effective Time.

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“Optionholder” means a holder of an Option that is vested in whole or in part.

“Ordinary Commercial Agreement” is defined in Section 2.6(p).

“Participating Merger Shares” means the number of shares of Purchaser Common Stock equal to (A) the Net Closing Participating Merger Consideration, divided by (B) the Purchaser Common Stock Price, multiplied by (C) 0.30.

“Parties” means, prior to the Effective Time, Purchaser, Merger Sub, Company, and Stockholders’ Agent, and following the Effective Time, means Purchaser and Stockholders’ Agent.

“Per Share Series A Liquidation Payment” means (A) an amount in cash equal to the product of (1) the Per Share Series A Liquidation Preference, multiplied by (2) 0.70, plus (B) a number of shares of Purchaser Common Stock equal to (1) the Per Share Series A Liquidation Preference, divided by (2) the Purchaser Common Stock Price, multiplied by (3) 0.30.

“Per Share Series A-1 Liquidation Payment” means (A) an amount in cash equal to the product of (1) the Per Share Series A-1 Liquidation Preference, multiplied by (2) 0.70, plus (B) a number of shares of Purchaser Common Stock equal to (1) the Per Share Series A-1 Liquidation Preference, divided by (2) the Purchaser Common Stock Price, multiplied by (3) 0.30.

“Per Share Series B Liquidation Payment” means (A) an amount in cash equal to the product of (1) the Per Share Series B Liquidation Preference, multiplied by (2) 0.70, plus (B) a number of shares of Purchaser Common Stock equal to (1) the Per Share Series B Liquidation Preference, divided by (2) the Purchaser Common Stock Price, multiplied by (3) 0.30.

“Per Share Series B-1 Liquidation Payment” means (A) an amount in cash equal to the product of (1) the Per Share Series B-1 Liquidation Preference, multiplied by (2) 0.70, plus (B) a number of shares of Purchaser Common Stock equal to (1) the Per Share Series B-1 Liquidation Preference, divided by (2) the Purchaser Common Stock Price, multiplied by (3) 0.30.

“Per Share Series C Liquidation Payment” means (A) an amount in cash equal to the product of (1) the Per Share Series C Liquidation Preference, multiplied by (2) 0.70, plus (B) a number of shares of Purchaser Common Stock equal to (1) the Per Share Series C Liquidation Preference, divided by (2) the Purchaser Common Stock Price, multiplied by (3) 0.30.

“Per Share Series S-1 Liquidation Payment” means (A) an amount in cash equal to the product of (1) the Per Share Series S-1 Liquidation Preference, multiplied by (2) 0.70, plus (B) a number of shares of Purchaser Common Stock equal to (1) the Per Share Series S-1 Liquidation Preference, divided by (2) the Purchaser Common Stock Price, multiplied by (3) 0.30.

“Per Share Series A Liquidation Preference” means 0.3648.

“Per Share Series A-1 Liquidation Preference” means 0.6122.

“Per Share Series B Liquidation Preference” means 0.8742.

“Per Share Series B-1 Liquidation Preference” means 1.2299.

“Per Share Series C Liquidation Preference” means 0.3409.

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“Per Share Series S-1 Liquidation Preference” means 0.2444.

“Permitted Liens” means (a) any lien for current Taxes not yet due and payable in the ordinary course of business or that may thereafter be paid without penalty or that are being contested in good faith by appropriate proceedings and as to which adequate reserves have been made with respect thereto on the Company Financial Statements; (b) those Encumbrances set forth in the Financial Statements or securing debt reflected as a liability in the Financial Statements; (c) landlords’, mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business; (d) Encumbrances arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (e) easements, covenants, rights-of-way and other similar restrictions of record; (f) other Encumbrances, if any, that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Company, including nonexclusive licenses entered into in the ordinary course of business; and (g) Encumbrances imposed by Purchaser or its Affiliates.

“Person” means any individual, Entity or Governmental Body.

“Personal Data” means a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, or any other piece of information or data that allows (whether or not in accordance with and under the rules of any Legal Requirement) the identification of a natural person.

“Pre-Closing Period” is defined in Section 4.1.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

“Pre-Closing Tax Return” means all Tax Returns prepared with respect to any Pre-Closing Tax Period.

“Pre-Closing Taxes” means (a) all Taxes of Company incurred in any Pre-Closing Tax Period, including Taxes allocable to the portion of any Straddle Period ending on the Closing Date as determined pursuant to Section 7.4, (b) any and all Taxes of any Person imposed on Company as a transferee or successor, by Contract or pursuant to any applicable Legal Requirement, which Taxes relate to an event or transaction occurring before the Closing, (c) any and all Taxes of any member of an affiliated, consolidated, combined or unitary group of which Company (or any predecessor of Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Legal Requirements in each case except to the extent taken into account in the calculation of Indebtedness or as a Company Transaction Expense in the calculation of the Merger Consideration as finally determined.

“Principal Stockholders” means the stockholders listed on Schedule 1 attached hereto.

“Pro Rata Share” means with respect to each Securityholder, the percentage equal to the amount of Merger Consideration attributable to each such Stockholder, Optionholder or Warrantholder, divided by the aggregate amount of Merger Consideration attributable to all Securityholders as set forth on the Consideration Spreadsheet.

“Purchase Price” means $42,535,695.65.

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“Purchaser” is defined in the Preamble.

“Purchaser Common Stock” means the common stock, par value $0.001, of Purchaser.

“Purchaser Common Stock Price” means the average closing price of Purchaser’s Common Stock on the New York Stock Exchange during the 10 calendar day trading period ending on the last trading day ending immediately prior to the Effective Time.

“Purchaser Indemnitees” means the following Persons: (a) Purchaser; (b) Merger Sub and, following the Closing, the Surviving Corporation; (c) the respective representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a)”, “(b)” and “(c)” above; provided, however, that the Securityholders shall not be deemed to be “Purchaser Indemnitees.”

“Purchaser Indemnitors” is defined in Section 6.2(b).

“Registered IP” means all Company IP that is registered, filed or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights, registered trademarks, domain names and all applications for any of the foregoing.

“Related Party” means (a) each Securityholder; (b) each individual who is, or who has at any time since inception been, an officer or director of the Company; (c) each, to the Company’s Knowledge,  member of the immediate family of each of the individuals referred to in clauses “(a),” and “(b)” above; and (d) any trust or other Entity (other than the Company) in which any one of the Persons referred to in clauses “(a),” “(b)” and “(c)” above, to the Company’s Knowledge, holds (or in which more than one of such Persons collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

“Released Shares” is defined in Section 6.8(a).

“Remaining Open Claims” is defined in Section 6.8(b).

“Requisite Company Vote” is defined in Section 2.19(a).

“Restricted Shares” means all shares of Purchaser Common Stock issuable hereunder other than shares of Purchaser Common Stock (a) the offer and sale of which have been registered under a registration statement pursuant to the Securities Act and sold thereunder, (b) with respect to which a sale or other disposition may be made in reliance on and in accordance with Rule 144 (or any successor provision) under the Securities Act, or (c) with respect to which the holder thereof shall have delivered to Purchaser either (i) an opinion of counsel in form and substance reasonably satisfactory to Purchaser, delivered by counsel reasonably satisfactory to Purchaser, or (ii) a “no action” letter from the SEC, in either case to the effect that subsequent transfers of such shares of Purchaser Common Stock may be effected without registration under the Securities Act.

“Retained Shares” is defined in Section 6.8(b).

“Scheduling Date” is defined in Section 2.4(d).

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect from time to time.

“Securityholder” means a Stockholder and/or an Optionholder and/or a Warrantholder.

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“Securityholder Indemnitees” is defined in Section 6.2(b).

“Securityholder Indemnitors” means the Securityholders, severally and not jointly (in accordance with their respective Pro Rata Share).

“Shrink-Wrap Code” means generally commercially available binary software code (other than development tools and development environments and Open Source Code software) where available for an average cost of not more than $2,000 for a perpetual license for a single user or work station (or $5,000 in the aggregate for all users and work stations) that is used by Company but not incorporated into any Company Products and that has not been customized for use by Company.

“Source Code” means computer software and code, in form other than object code or machine readable form or firmware, including related programmer comments and annotations, help text, data and data mining structure, instructions and procedural, object oriented and other code, which may be printed out or displayed in human readable form.

“Stipulated Amount” is defined in Section 6.7(e).

“Stockholder” means a holder of shares of the Company Stock.

“Stockholder Notice” is defined in Section 4.4(b).

“Stockholders’ Agent” is defined in Section 9.1(a).

“Stockholders’ Agent Engagement Agreement” is defined in Section 9.1(d).

“Stockholders’ Agent Expenses” is defined in Section 9.1(c).

“Stockholders’ Agent Group” is defined in Section 9.1(d).

“Stockholders’ Agent Reserve” is defined in Section 9.1(c).

“Straddle Period” is defined in Section 7.4.

“Subsequent Distribution Certificate” is defined in Section 6.8(b).

“Subsequent Released Shares” is defined in Section 6.8(b).

“Subsidiary”: An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Surrender Agreement” means each of the Surrender and Joinder Agreements in the forms attached hereto as Exhibit L-1 and Exhibit L-2, for Optionholders or holders of Company Warrants, as applicable.

“Surviving Corporation” is defined in Section 1.1.

“Tax” means (i) any and all U.S. federal, state, local, and non-U.S. taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross

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receipts, income, profits, sales, use and occupation, and value-added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment (including social security), escheat, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being (or having been) a member of an affiliated, consolidated, combined, unitary or similar group for any period (including any arrangement for group or consortium relief or similar arrangement), and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor or transferor or otherwise by operation of law.

“Tax Claim” is defined in Section 7.9.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Technology” means technical, scientific, engineering, sales and other business methodologies and processes, training protocols and similar methods and processes, algorithms, APIs, apparatus, circuit designs and assemblies, gate arrays, net lists, test vectors, design rules, models, databases, data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including Source Code), subroutines, techniques, user interfaces, URLs, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

“Termination Date” is defined in Section 6.1(a).

“Third-Party Claim” is defined in Section 6.6(a).

“Threshold” is defined in Section 6.3(a).

“Transaction Deductions” means (a) any and all payments made in respect of Options pursuant to this Agreement (including Company’s portion of any employment-related Taxes), (b) the compensation resulting from the exercise of any Options in connection with the transactions contemplated by this Agreement (including Company’s portion of any employment-related Taxes), (c) any and all bonuses paid in connection with the consummation of the transactions contemplated by this Agreement, (d) any deductible amounts arising from the vesting of, or payments made in respect of restricted stock of Company pursuant to the transactions contemplated by this Agreement, plus (e) any and all deductible amounts incurred in connection with the retirement of Company debt as contemplated by this Agreement, and (f) any and all deductible payments of Company Transaction Expenses as contemplated by this Agreement. For purposes of this Agreement, the parties agree that 70% of success-based fees paid by Company shall be deductible under Rev. Proc. 2011-29 and shall be a Transaction Deduction.

“Transactional Agreements” means: (a) this Agreement, (b) the Certificate of Merger, (c) the Surrender Agreements, (d) Letters of Transmittal, (e) the Offer Letters, and (f) the Non-Competition Agreements.

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“Use” is defined in Section 2.10(o).

“User Data” means any Personal Data or other data or information collected by or on behalf of Company from users of any Company Product or Company Software.

“Warrantholder” means a holder of Company Warrants.

“Written Consent” is defined in Section 4.4(a).

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